UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

ZURN ELKAY WATER SOLUTIONS CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

on May 4, 2023

To the Stockholders of Zurn Elkay Water Solutions Corporation:

Zurn Elkay Water Solutions Corporation will hold its annual meeting of stockholders at its corporate offices at 511 W. Freshwater Way, Milwaukee, Wisconsin 53204, on Thursday, May 4, 2023, at 9:00 a.m. Central Time for the following purposes:

1.	To elect three directors to serve for three-year terms expiring at the annual meeting to be held in 2026;

2.

To hold an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” in the proxy statement;

3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 (“fiscal 2023”); and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Zurn Elkay Water Solutions Corporation’s stockholders of record at the close of business on March 6, 2023, will be entitled to vote at the meeting or any adjournment of the meeting. On or about March 23, 2023, we expect to mail stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and Annual Report, as well as vote, online. We encourage stockholders to vote in advance of the meeting.

We call your attention to the proxy statement accompanying this notice, which contains important information about the matters to be acted upon at the meeting.

By order of the Board of Directors

Jeffrey J. LaValle
Vice President, General Counsel and Secretary

Milwaukee, Wisconsin

March 23, 2023

You may vote in person or by using a proxy as follows:

• By internet:	Go to www.voteproxy.com. Have the notice we sent to you in hand when you access the website because you will need the control number from the notice to vote.

• By telephone:

Call 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from other countries on a touch-tone telephone. Have the notice we sent you in hand when you call because you will need the control number from the notice to vote.

• By mail:	Please request written materials as provided on page 1 of the proxy statement. Complete, sign and date the proxy card, and return it to the address indicated on the proxy card.

If you later find that you will be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

511 W. Freshwater Way

Milwaukee, Wisconsin 53204

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 4, 2023

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:     WHEN IS THE ANNUAL MEETING?

A:     Zurn Elkay Water Solutions Corporation (“Zurn Elkay,” “we,” “us,” “our” or the “Company”) will hold its annual meeting of stockholders at its corporate offices at 511 W. Freshwater Way, Milwaukee, Wisconsin 53204, on Thursday, May 4, 2023, at 9:00 a.m. Central Time.

Q:    WHEN IS THE PROXY MATERIAL FIRST BEING MADE AVAILABLE TO STOCKHOLDERS?

A:     On or about March 23, 2023, Zurn Elkay expects to mail stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy material over the internet.

Q: WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A PRINTED COPY OF THE PROXY MATERIAL?

A:     Securities and Exchange Commission (“SEC”) rules permit us to provide access to our proxy material over the internet instead of mailing a printed copy of the proxy material to each stockholder. As a result, we are mailing stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy material, including our proxy statement and Annual Report, and vote via the internet. Stockholders will not receive printed copies of the proxy material unless requested by following the instructions included on the Notice of Internet Availability of Proxy Materials or as provided below.

Important Notice Regarding the Availability of Proxy Materials for

the Stockholder Meeting to Be Held on May 4, 2023

The proxy statement and Annual Report to security holders are available at

http://www.astproxyportal.com/ast/17558

Q:    HOW CAN STOCKHOLDERS REQUEST PAPER COPIES OF THE PROXY MATERIAL?

A:     Stockholders may request that paper copies of the proxy material, including the Annual Report, proxy statement and proxy card, be sent to them without charge as follows:

• By internet:	https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials

• By e-mail:	info@astfinancial.com

• By telephone:	888-Proxy-NA (888-776-9962) in the United States or 718-921-8562 from other countries

When you make your request, please have available your personal control number contained in the notice we mailed to you. To assure timely delivery of the proxy material before the annual meeting, please make your request no later than April 24, 2023.

Q:    WHAT AM I VOTING ON?

A:     At the annual meeting you will be voting on the following proposals:

1.	The election of three directors to serve for three-year terms expiring at the annual meeting to be held in 2026. This year’s board nominees are:

• Thomas D. Christopoul • Emma M. McTague • Peggy N. Troy

2.	An advisory proposal to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” herein.

3.	A proposal to ratify the selection of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 (“fiscal 2023”).

Q:    WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

A:     The board of directors is soliciting this proxy and recommends the following votes:

1.	FOR each of the board’s nominees for election as director.

2.	FOR approval of the compensation of the Company’s named executive officers.

3.	FOR the ratification of the selection of EY as the Company’s independent registered public accounting firm for fiscal 2023.

Q:    WHAT IS THE TRANSITION PERIOD AND THE TRANSITION REPORT?

A:     On May 5, 2020, the Company’s board of directors approved changing the Company’s fiscal year from a fiscal year ending on March 31 of each year to a fiscal year ending on December 31 of each year. The nine-month period from April 1, 2020, until December 31, 2020, is referred to in this Proxy Statement as the “Transition Period.” On February 16, 2021, the Company filed a Transition Report on Form 10-K covering the Transition Period (the “Transition Report”). The Company’s fiscal 2021 began on January 1, 2021, and ended on December 31, 2021. The Company’s fiscal 2022 began on January 1, 2022, and ended on December 31, 2022.

Q:    WHAT PERIOD IS COVERED BY FISCAL 2020?

A:     The Company’s fiscal year prior to the Transition Period covered the period from April 1, 2019, to March 31, 2020.

Q:    WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

A:     To conduct the annual meeting, a majority of the shares entitled to vote must be present in person or by duly authorized proxy. This is referred to as a “quorum.” Abstentions and shares that are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists. Shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. All of the voting requirements below assume that a quorum is present.

Directors are elected by a plurality of the votes cast in person or by proxy at the meeting, and entitled to vote on the election of directors. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares that are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes. Our bylaws provide that if any nominee does not receive, in an uncontested election, a majority of the votes cast for his or her election as a director, such individual must submit, promptly following such vote, an irrevocable resignation from the board that is contingent upon acceptance of such resignation by the board.

Assuming a quorum is present, the results of the advisory vote to approve the compensation of the Company’s named executive officers will be determined by a majority of shares voting on such matter. Abstentions and broker non-votes will not affect this vote, except insofar as they reduce the number of shares that are voted. This is an advisory vote and is not binding on the Company. However, the Compensation Committee, the board and the Company review the voting results carefully and take them into consideration when evaluating and making future decisions regarding executive compensation.

An affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon is required for the ratification of the selection of EY as the Company’s independent registered public accounting firm. Consequently, abstentions will act as votes against this proposal. Since brokers have discretionary authority to vote on this proposal, we do not anticipate any broker non-votes with regard to this matter.

Q:    WHAT IF I DO NOT VOTE?

A:     The effect of not voting will depend on how your share ownership is registered. If you own shares as a registered holder and you do not vote, then your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.

If you are a stockholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your bank, broker or other holder of record may not be able to vote your shares in its discretion depending on the proposal before the meeting. Your broker may not vote your shares in its discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. Your broker is also not permitted to vote your shares in its discretion on matters related to executive compensation, including the advisory vote to approve executive compensation. However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent registered public accounting firm.

Q:    WHO MAY VOTE?

A:     You may vote at the annual meeting if you were a stockholder of record as of the close of business on March 6, 2023, which is the “Record Date.” Each outstanding share of common stock is entitled to one vote on each matter presented. As of the Record Date, Zurn Elkay had 175,788,160 shares of common stock outstanding. Any stockholder entitled to vote may vote either by attending in person or by duly authorized proxy.

Q:    HOW DO I VOTE?

A:     You may vote either in person at the annual meeting or in advance of the meeting by authorizing–by internet, telephone or mail–the persons named as proxies on the proxy card, Todd A. Adams, Mark W. Peterson and Jeffrey J. LaValle, to vote your shares in accordance with your directions. We recommend that you vote as soon as possible, even if you are planning to attend the annual meeting, so that the vote count will not be delayed.

We encourage you to vote in advance of the meeting via the internet, as it is the most cost-effective method available. If you choose to vote your shares in advance of the meeting via the internet or by telephone, there is no need for you to request or mail back a proxy card.

• By internet:	A stockholder of record may go to www.voteproxy.com. Have the notice we sent to you in hand when you access the website because you will need the control number from the notice to vote.

• By telephone:

Call 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from other countries on a touch-tone telephone. Have the notice we sent you in hand when you call because you will need the control number from the notice to vote.

• By mail:	Please request written materials as provided on page 1 of the proxy statement. Complete, sign and date the proxy card, and return it to the address indicated on the proxy card.

If your shares are not registered in your name (for example, held through a broker or bank), then you vote by giving instructions to the firm that holds your shares rather than using any of the methods discussed above. Please check the voting form from the firm that holds your shares to see if it offers internet or telephone voting procedures.

Q:    WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE REQUEST TO VOTE?

A:     It means your shares are held in more than one account. You should vote the shares on all of your proxy cards. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy material in the future by contacting our transfer agent, AST, toll-free at 1-800-937-5449.

Q:    WHAT IF I OWN SHARES AS PART OF ZURN ELKAY’S 401(k) PLAN?

A:     Stockholders who own shares as part of Zurn Elkay’s 401(k) Plan (the “401(k) Plan”) will receive a separate means for voting the shares held in each account. Shares held by the 401(k) Plan for which participant designations are received will be voted in accordance with those designations; those shares for which designations are not received will be voted proportionally based on the shares for which voting directions have been received from participants in the 401(k) Plan.

Q:     WHO WILL COUNT THE VOTE?

A:    AST, our transfer agent, will use an automated system to tabulate the votes. Officers or employees of the Company will serve as the inspector(s) of election.

Q:     WHO MAY ATTEND AND PARTICIPATE IN THE ANNUAL MEETING?

A:    Only stockholders of record as of the close of business on the Record Date, or their proxy holders or the underlying beneficial owners, may attend the annual meeting. However, seating is limited and will be on a first arrival basis.

To attend the annual meeting, please follow these instructions:

•	Bring proof of ownership of Zurn Elkay common stock and a form of photo identification; or

•

If a broker or other nominee holds your shares, bring proof of ownership of Zurn Elkay common stock on or about the Record Date through such broker or nominee (or a proxy received from such holder) and a form of photo identification.

Q:     CAN I CHANGE MY VOTE AFTER I RETURN OR SUBMIT MY PROXY?

A:    Yes. Even after you have submitted your proxy, you can revoke your proxy or change your vote at any time before the proxy is exercised by submitting a new proxy, or by providing written notice to the Corporate Secretary, or acting secretary of the meeting, and by voting in person at the meeting. Presence at the annual meeting of a stockholder who has appointed a proxy does not in itself revoke a proxy.

If a broker, bank or other nominee holds your shares and you wish to change your proxy prior to the voting thereof, please contact the broker, bank or other nominee to determine whether, and if so how, such proxy can be revoked.

Q:     MAY I VOTE AT THE ANNUAL MEETING?

A:    If you vote through the internet or by telephone, or complete a proxy card, then you may still vote at the annual meeting. To vote at the meeting, please give written notice that you would like to revoke your original proxy to the Corporate Secretary or acting secretary of the meeting.

If a broker, bank or other nominee holds your shares and you wish to vote in person at the annual meeting, you must obtain a legal proxy issued in your name from the broker, bank or other nominee; otherwise you will not be permitted to vote in person at the annual meeting.

Q:     WHO IS MAKING THIS SOLICITATION?

A:    This solicitation is being made on behalf of Zurn Elkay by its board of directors. Zurn Elkay will pay the expenses in connection with the solicitation of proxies. Upon request, Zurn Elkay will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and Annual Report to the beneficial owners of shares which such persons hold of record. Zurn Elkay will solicit proxies by mailing a Notice of Internet Availability of Proxy Materials to all stockholders. Paper copies of the proxy material will be sent upon request as provided above as well as in the Notice of Internet Availability of Proxy Materials. Proxies may be solicited in person, or by telephone, e-mail or fax, by officers and regular employees of Zurn Elkay who will not be separately compensated for those services. Zurn Elkay has retained Morrow Sodali to assist in the solicitation of proxies and to provide informational support and analysis for up to $12,000 plus expenses.

Q:     WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A:    We are not aware of any other matters that you will be asked to vote on at the annual meeting. Other matters may be voted on if they are properly brought before the annual meeting in accordance with our bylaws. If other matters are properly brought before the annual meeting, then the named proxies will vote the proxies they hold in their discretion on such matters.

For matters to be properly brought before the annual meeting, we must have received written notice, together with specified information, by January 5, 2023. We did not receive notice of any matters proper for the consideration by our stockholders by the deadline for this year’s annual meeting.

STOCKHOLDER UPDATE AND HIGHLIGHTS

Message from the Chairman and Chief Executive Officer

My core message to our stockholders is always the same: We appreciate your support and belief in our company. We are intensely aware that our stockholders are our owners, and our primary objective is to be effective leaders and stewards of your business. Thank you and we hope you agree that our long-term approach to building value is—and will continue to be—in the collective best interest of all of our stakeholders: stockholders, associates, customers, suppliers, sales and distribution partners and especially our global environment.

The last fiscal year was marked by many accomplishments and challenges, but none were more critical than the successful steps we took to maintain our transformation into a distinctive clean water enterprise.

In 2022, we completed the repositioning of our core Zurn business after the reorganization and separation from the historic Rexnord company in 2021. As we have previously reported to you, that transaction unlocked tremendous value for our stockholders while simultaneously allowing us to rightsize our organization, achieve tight focus on our markets, and grow our clean water platform.

In July of 2022, we completed the strategic acquisition of Elkay Manufacturing Company, allowing us to combine two industry leaders with complementary product lines and end markets and develop a strong and unifying clean water mission. We welcomed new associates and customers of Elkay into our Company with great enthusiasm and promise and we were not disappointed. I am pleased to report we are operating as a unified, focused and empowered organization.

We spent most of the second half of the year integrating and streamlining the two businesses in order to face the market more logically and transparently for our customer as well as building a more resilient organization to contend with macroeconomic headwinds that developed last year and are expected to continue in 2023.

While we recorded record revenue and profit performance in the base Zurn business last year, we believe there lies disproportionate growth opportunities ahead and are excited about executing against that.

Independent members of our Board in collaboration with our executive team also took the opportunity in 2022 to employ more active and engaged outreach with our stockholders to both articulate our mission personally as well as invite critical feedback. We also took steps to proactively engage with several independent rating and advisory agencies to obtain feedback on how we may attain external, objective world class standard for every element of our business including:

•	Compelling communication of our clean water mission

•	Overhauling, improving, and raising the profile of our ESG activities to connect to and advance our business goals at every level of the organization—including our Board of Directors

•	Continuously improving the openness and clarity of our public financial, compensation and governance disclosure as well as adopting additional best practices

•	Further alignment and linkage of our executive compensation programs to suitably balanced business performance outcomes

•	Evolving our Board and management diversity approach

The dialogue that we participated in was exceptionally insightful and helpful and we will continue to actively engage with our various constituencies (as we have in the past) to constantly improve all elements of the company’s approach and performance.

I’m personally gratified and proud to be a part of the talented and dedicated associate team of Zurn Elkay. While we have accomplished many of our goals in 2022, we are even more energized and excited about the challenges and opportunities ahead. With your continued support, we feel confident we can and will succeed in that regard.

Best Regards,

Todd A. Adams

Chairman of the Board and Chief Executive Officer

Recent Developments

Elkay Merger

•

On July 1, 2022, we completed the combination with Elkay Manufacturing Company (“Elkay”) through the merger of Elkay with and into a newly created subsidiary of the Company, with Elkay surviving as a wholly owned subsidiary of Zurn Elkay (the “Merger” or “Elkay Transaction”).

Spin-Off of PMC Segment

•

On October 4, 2021, we completed the spin-off of our Process & Motion Control (“PMC”) business in a Reverse Morris Trust transaction (the “RMT Transaction”) with Regal Rexnord Corporation (formerly Regal Beloit Corporation). The PMC business previously represented approximately 55% of our revenue and approximately 5,550 employees were transferred in connection with the spin-off. Zurn Elkay is now a stand-alone pure-play water solutions company.

Fiscal Year Change

•

As previously discussed, in May 2020, the Company moved from a fiscal year ending on March 31 of each year to a fiscal year ending on December 31 of each year. As a result, the nine-month period from April 1, 2020, to December 31, 2020, is referred to as the Transition Period. Fiscal 2021 began on January 1, 2021, and ended on December 31, 2021. Fiscal 2022 began on January 1, 2022, and ended on December 31, 2022.

Stockholder Outreach and Input

We value the opinions of our stockholders and regularly engage with them on various matters. In spring of 2022, prior to our annual meeting, our Investor Relations team contacted stockholders representing approximately 64% of our outstanding stock to discuss various matters, including our financial performance, matters up for vote at the annual meeting and our executive compensation program. At last year’s annual meeting, approximately 49% of the outstanding votes cast on the advisory say-on-pay vote voted in favor of the 2021 compensation of our named executive officers. We responded by undertaking a robust stockholder engagement process to solicit feedback from stockholders and obtained input from the Compensation Committee’s independent compensation consultant. We also consulted proxy advisory firms to understand their perspectives on our executive compensation program and to address their questions.

After our 2022 annual meeting, our integrated outreach team, led by our Investor Relations group, General Counsel and Corporate Secretary’s office and Chief Human Resources Officer, conducted extensive stockholder outreach (separate from the outreach conducted in the spring of 2022) in December 2022 and January 2023 with the following objectives:

•	Attaining stockholder feedback on our strategy around: corporate governance, executive compensation, sustainability and other important matters.

•	Understanding stockholder questions, concerns, and priorities.

•	Providing insight into corporate governance, executive compensation, sustainability and enhancing overall communication with our stockholders.

In our stockholder outreach that was conducted in December 2022 and January 2023:
• We invited stockholders representing approximately 61% of our outstanding common stock to meet with our integrated outreach team to share feedback.

•   We met with each stockholder who accepted our invitation. Overall, we received feedback from stockholders, representing approximately 47% of our outstanding common stock. This represented meeting with holders of 77% of the outstanding common stock that were contacted as part of our formal stockholder outreach effort.

We received constructive feedback on board skills and diversity, corporate governance, executive compensation, sustainability and other matters. Following the completion of our stockholder meetings, the feedback was presented to our executive management team and the Board for their review and consideration. The executive management team and the Board have carefully considered feedback from stockholder discussion and, as a result, implemented a number of enhancements to our current programs and practices. We will continue to seriously consider feedback from these discussions as we move forward.

Below is a summary of the stockholder feedback we received during our 2022-23 outreach and our response.

Stockholder Feedback	Our Response

Board Diversity

Stockholders expressed a desire for a continued focus on board diversity, including discussing the progress toward our goal, as stated in our Sustainability Report, of achieving 30% female representation on the Board by 2024.

•  Our Board of Directors reflects a broad diversity of backgrounds, experience, perspectives and talents. As previously announced, we recently appointed Emma McTague to our Board of Directors. As of the Annual Meeting, our Board will be comprised of ten directors, nine of whom are independent and three are female.

•  Female leadership role on the Board – Peggy Troy currently serves as Chair of the Nominating and Corporate Governance Committee and, as such, will serve a key role in future director searches.

Board Refreshment; Governance

Stockholders expressed their views regarding board refreshment efforts, including director tenure, evaluating director performance and recruiting directors with skills that meet the evolving needs of the Company. We also discussed with stockholders other corporate governance practices, including the history and rationale regarding the Company’s classified board structure.

•  We conduct rigorous director evaluations annually, including an evaluation of individual performance as well as overall board and committee performance.

•  We regularly review director tenure and succession planning.

•  We regularly review director skills and experiences to ensure that our Board members have the right mix of skills to meet the evolving needs of the Company in order to oversee and drive Company strategy.

Stockholder Feedback	Our Response

•  Since 2019, we added 5 new directors to the Board, bringing fresh perspectives, skills and experience. In addition, as of the Annual Meeting, our Board will be comprised of ten directors, nine of whom are independent and three are female.

•  We regularly evaluate our corporate governance policies and practices to ensure they are market and in-line with stockholder expectations, and believe that our current structure and practices are in-line with similarly-situated companies.

Executive Compensation Related to the RMT Transaction

We discussed the acceleration of PSU vesting in 2021 in connection with the successful RMT Transaction and the waiver of the cap for one individual’s payout under the Management Incentive Compensation Plan (“MICP”) in 2021. Stockholders understood and appreciated the one-time nature of these events and the rationale for them.

•  Neither of these one-time events that took place in 2021 was repeated in 2022.

•  For fiscal 2022, payouts under our MICP were below target and payouts were made in accordance with the formula set forth in the plan.

•  No adjustments or waivers of the cap in fiscal 2022 occurred; no equity awards were accelerated.

Executive Compensation Philosophy

Stockholders discussed executive compensation philosophy and policies, sought to further understand and clarify aspects of our policies and discussed other desired practices and market trends.

•  We continued our practice of granting the CEO equity exclusively in the form of performance-based stock awards.

•  We regularly evaluate our compensation policies and practices to ensure they are market and in-line with stockholder expectations.

•  We revised our stock ownership guidelines (SOG) based upon feedback so that “in the money” stock options are no longer included in the calculation to determine compliance with our SOG.

Readability of Proxy Disclosures Stockholders expressed a desire for enhanced readability of disclosures in the proxy statement.	• We revised various disclosures to include additional detail and added numerous charts, graphs and tabular disclosures, all of which improve our proxy and make it easier for stockholders to read.

Environmental, Social and Governance (“ESG”)

Desire for continued enhancements in disclosure regarding Zurn Elkay’s ESG and sustainability practices, including information about progress on previously committed sustainability goals.

•  We understand the importance of establishing and achieving ESG and sustainability goals.

•  We added incremental disclosure aligned with the Task Force on Climate-Related Financial Disclosure (“TCFD”) framework in our most recent Sustainability Report.

Stockholder Feedback	Our Response

•  We continue to improve our ESG strategy by regularly reviewing our goals and the key performance indicators that help us measure our progress.

•  We completed the CDP Global water security questionnaire for the first time in 2022 in addition to the CDP climate change questionnaire that we complete annually.

The Board has considered, and will continue to seriously consider, feedback from these discussions as we review and evaluate our corporate governance, executive compensation and sustainability programs, and the evolution of our business.

PROXY STATEMENT HIGHLIGHTS

This section highlights selected information in this proxy statement. Please review the entire document before voting.

Voting Recommendations from the Zurn Elkay Board

Proposal 1: Zurn Elkay has a long-standing focus on building a diverse, highly-engaged, independent board that possesses the necessary skills, experiences, and qualifications to effectively oversee the business and the short- and long-term interests of our stockholders. Biographies for each of the nominees standing for election begin on page 19 and include descriptions of their occupation, experience, qualifications and skills. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated the three individuals to serve as directors for a three-year term ending in 2026.

Proposal 2: The second proposal is an advisory vote to approve the compensation of the Named Executive Officers (“NEOs”). The compensation program elements are set on the principles of performance-based pay. The mix of cash and equity incentives are strongly tied to the financial performance of the Company, which align with the short- and long-term interests of our stockholders. The compensation program is reviewed by the Compensation Committee and includes considerations of competitive benchmarking and general input by our independent compensation consultant, Willis Towers Watson (“WTW”). In 2022, we confirmed our focus on stockholder input by engaging in a comprehensive outreach program to further understand specific questions, concerns and priorities. Details on the outreach campaign and stockholder feedback are discussed beginning on page 40.

Proposal 3: Finally, the third proposal is ratification of the selection of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2023. The Audit Committee is involved in the annual review and engagement of EY and believes their continued retention is in the best interests of the Company and its stockholders.

THE BOARD RECOMMENDS STOCKHOLDERS VOTE “FOR” EACH OF THESE PROPOSALS.

PROPOSAL 1: ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has considered and nominated the following slate of nominees to stand for re-election for a three-year term expiring at the 2026 annual meeting of stockholders or until his or her successor is duly elected:

•	Thomas D. Christopoul

•	Emma M. McTague

•	Peggy N. Troy

The biographies and qualifications of the three director nominees are set forth below under the heading “Nominees for Election for Terms Expiring at the 2026 Annual Meeting” starting on page 19.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

SEC rules require publicly-traded companies like Zurn Elkay to hold an advisory vote of their stockholders at least once every three years to approve the named executive officer compensation, as disclosed in the company’s proxy statement pursuant to Item 402 of the SEC’s Regulation S-K; Zurn Elkay discloses this information in “Compensation Discussion and Analysis” and “Executive Compensation” herein. Zurn Elkay currently holds these votes annually.

As described in the “Compensation Discussion and Analysis” below, our executive compensation program is designed to focus our executives on critical business goals that translate into long-term value creation. As a result, we believe that a meaningful portion of our executives’ compensation should be variable and based, as appropriate, on the financial performance of the Company or one of its specific businesses, segments or departments and we have increased the emphasis on performance-based compensation in recent years through our MICP, a sub-plan of the Performance Incentive Plan, and through the awarding of PSUs and other equity awards. We believe the Company’s compensation program as a whole is well suited to promote the Company’s objectives in both the short and long term.

Accordingly, the following resolution will be submitted to our stockholders for approval at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by our stockholders, and will consider the outcome of the vote when making future compensation decisions on the Company’s executive compensation programs. Additionally, please see page 40 for a discussion of the stockholder outreach that was conducted following our 2022 annual meeting of stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3: RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR FISCAL 2023

The board of directors proposes that the stockholders ratify the selection by the Audit Committee of Ernst & Young LLP (“EY”) to serve as the Company’s independent registered public accounting firm for fiscal 2023. In making its decision to reappoint EY for fiscal 2023, the Audit Committee considered the qualifications, performance and independence of EY and the audit engagement team, the quality of its discussions with EY and the fees charged for the services provided. EY has served as Zurn Elkay’s, or its predecessor companies’, independent registered public accounting firm since 2002. Pursuant to the Sarbanes-Oxley Act and regulations promulgated by the SEC thereunder, the Audit Committee is directly responsible for the appointment of the independent registered public accounting firm. Although stockholder ratification of the Audit Committee’s selection of the independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of EY to our stockholders for ratification to permit stockholders to participate in this important decision. If the stockholders fail to ratify the Audit Committee’s selection of EY as the Company’s independent registered public accounting firm for fiscal 2023 at the annual meeting, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm. Representatives of EY will be at the annual meeting to answer your questions and to make a statement if they so desire.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2023.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act, oversees and monitors the participation of Zurn Elkay’s management and independent auditors throughout the financial reporting process and approves the hiring, retention and fees paid to the independent auditors. The board of directors has adopted a written charter for the Audit Committee, which includes among other things, the duties and responsibilities of the Audit Committee; the current version of the charter is available on Zurn Elkay’s website. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and an opinion on the effectiveness of the Company’s internal control over financial reporting.

During fiscal 2022, the Audit Committee discussed with management its evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022, and discussed with the independent auditors their evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also discussed with the Company’s internal auditors and the independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the Company’s internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

The Audit Committee also generally reviews other transactions between the Company and interested parties which may involve a potential conflict of interest. Each of Messrs. Bartlett, Butler and Moore is independent as independence is defined in Rule 10A-3 of the Securities Exchange Act and under the NYSE listing standards.

In connection with its function to oversee and monitor the financial reporting process of Zurn Elkay and in addition to its quarterly review of interim unaudited financial statements, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2022, with Zurn Elkay management;

•	discussed with EY, Zurn Elkay’s independent auditors, those matters which are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

•

received the written disclosure and the letter from EY required by the applicable standards of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with EY its independence.

Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in Zurn Elkay’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The Audit Committee further confirmed the independence of EY.

Members of the Audit Committee at the time of the filing of the Annual Report on Form 10-K and who approved this report:

George C. Moore (Chair)

Mark S. Bartlett

Don Butler

AUDITORS

Fees and Services

Fees paid to EY for services for fiscal 2022 and fiscal 2021 were as follows:

	2022	2021
Audit fees:	$1,467,000	$1,342,000
Audit-related fees:	86,000	874,961
Tax fees(1):	236,490	2,927,261
All other fees:	0	0

(1)	Tax fees in fiscal 2021 included $2,088,000 of tax consulting fees related to the RMT Transaction that closed on October 4, 2021.

The above amounts relate to services provided for the indicated periods, irrespective of when they were billed. Audit fees included services and expenses related to fiscal 2022 and fiscal 2021 financial statement audits, including quarterly reviews and certain statutory audits of foreign subsidiaries. Audit-related fees principally include due diligence, accounting consultations and audits in connection with the RMT Transaction and the Elkay Merger. Tax services consisted of tax return preparation, tax audit assistance and various other tax-related consulting projects. The Audit Committee considered the compatibility of the audit and non-audit services provided by EY with the maintenance of that firm’s independence.

Audit Committee Pre-Approval Policies and Procedures

All of the services described above were approved by the Audit Committee in advance of the services being rendered.

The Audit Committee is responsible for the appointment, compensation, oversight and evaluation of the work performed by the independent registered public accounting firm. The Audit Committee must pre-approve all audit (including audit-related) services and permitted non-audit services provided by the independent registered public accounting firm in accordance with the pre-approval policies and procedures established by the Audit Committee.

The Audit Committee annually approves the scope and fee estimates for the quarterly reviews, year-end audit, statutory audits, acquisition due diligence and tax work to be performed by the Company’s independent registered public accounting firm for the next fiscal year. With respect to other permitted services, management defines and presents specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee pre-approves specific engagements, projects and categories of services on a fiscal year basis, subject to individual project thresholds and annual thresholds. In assessing requests for services by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the auditor’s independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon its familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. In making its recommendation to ratify the appointment of EY as our auditor for fiscal 2023, the Audit Committee has considered whether the non-audit services provided by them are compatible with maintaining their independence. The Chief Financial Officer regularly reports to the Audit Committee regarding the aggregate fees for which the independent registered public accounting firm has been engaged for such engagements, projects and categories of services compared to the approved amounts.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

We remain committed to robust corporate governance practices that provide meaningful rights to our stockholders and ensure Board and management accountability, ultimately supporting long-term value creation for our stockholders.

Corporate Governance Highlights

Effective Board Leadership and Independent Oversight	Stockholder Rights

✓   CEO is the only non-independent director

✓   Focus on refreshment: 5 new directors added since 2019 who expand the Board’s diversity, perspectives, and skills

✓   Lead independent director with specified duties and responsibilities

✓   Director retirement policy at age 72

✓   Board benefits from diverse experiences and backgrounds

✓   30% female representation on the Board as of the Annual Meeting

✓   Director and committee evaluations performed annually

✓   100% independence on key committees of the Board

✓   Directors who do not receive a majority of votes cast in uncontested elections must offer their resignation

✓   One share, one vote (no dual-class stock)

✓   Majority standard for approval of mergers and bylaw and charter amendments

✓   Annual say-on-pay voting

✓   Nominating and Corporate Governance Committee regularly reassesses adequacy of Company’s overall corporate governance framework

Engaged Board with the Right Skills and Expertise to Oversee Value Creation

The following charts highlight Board composition and key skills of our director nominees and continuing directors on the Board. Additional information about each director’s experience and qualifications is set forth in their profiles, starting on page 19.

ZURN ELKAY’S BOARD OF DIRECTORS – EXPERIENCE, SKILLS, QUALIFICATIONS AND EXPERTISE

Public Company CEO/COO	Financial & Accounting	Global Operations	Experience in Industries Served by Zurn Elkay

Public Company Director	Manufacturing	Human Resources & Compensation	Corporate Governance

	Cybersecurity	Sustainability & ESG

ZURN ELKAY’S BOARD OF DIRECTORS
Director	Age	Gender	Ethnic Diversity	Independent	AC	CC	N&CGC	ESGC	EC
Todd A. Adams ($)	52	M		CEO					Chair
Mark S. Bartlett ($)	72	M		X	X				X
Don Butler	59	M	X1	X	X		X
Thomas D. Christopoul ($)	58	M		X		Chair
Timothy J. Jahnke ($)	63	M		X
David C. Longren	64	M		X		X		Chair
George C. Moore ($)	67	M		X	Chair			X
Emma M. McTague	49	F		X		X	X
Rosemary Schooler	55	F		X		X
John S. Stroup ($)	56	M		X			X		X
Peggy N. Troy	71	F		X			Chair	X

1 – Black or African American

$ – Financial expertise

Selection Criteria for Directors

The Company believes it is important for its board to be comprised of individuals with diverse backgrounds, skills and experiences. All board members are generally expected to meet Zurn Elkay’s board member selection criteria, which are listed below:

•	Personal and professional integrity, ethics and values.

•	Experience in corporate or financial management, such as serving as an officer or former officer of a publicly held company.

•	Experience in the Company’s industry and with relevant social policy concerns.

•	Experience as a board member of another publicly held company.

•	Academic expertise in an area of the Company’s operations or financial or other areas relevant to the Company.

•	Practical and mature business judgment.

•	Such other criteria as the board or the nominating and corporate governance committee may from time to time determine.

In addition to the board member selection criteria identified above, the board and the Nominating and Corporate Governance Committee review the board’s composition annually to ensure the right mix of skills, experience and backgrounds needed for the foreseeable future, and will change the membership mix of the board as required to meet such needs. Important skills and experiences currently identified are as follows:

•	Significant chief executive officer and/or chief operating officer experience in a publicly traded company, or a major division of a publicly traded company.

•	International experience, with an understanding of conducting business on a global basis.

•

Financial and accounting skills and experience in a public accounting firm or a public company, preferably with controller and/or chief financial officer experience, in order to fulfill the SEC requirements of an audit committee “financial expert.”

•	Relevant manufacturing management background from a well-respected manufacturing-based company.

•

Considerable human resources management experience involving the design of both short- and long-term compensation programs, an understanding of benefit plans and experience managing succession planning and leadership development for a successful company.

•	Experience in one or more of the industries that are served by the Company.

The Company’s Corporate Governance Guidelines provide that, if a director experiences a significant change in employment status from the status when that director was most recently elected to the board, the director must inform the chairperson of the change and offer a letter of resignation. The Nominating and Corporate Governance Committee will evaluate the director’s change in status and the board will then decide whether to accept or decline the director’s resignation. The Corporate Governance Guidelines also provide that, as a general policy, executive officers of the Company who are directors will resign from the board upon the termination of their employment with the Company. In addition, the Company’s Corporate Governance Guidelines provide that the board generally will not nominate individuals for election or re-election as directors after they have attained age 72, although a director who reaches age 72 during a term may continue to serve for the remainder of the director’s term. Further, the Corporate Governance Guidelines require directors to advise the chairperson of the board and the chairperson of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another board. A non-executive director of the board may serve as a director of another public company only to the extent such position does not conflict or interfere with such person’s service as a director of the Company; an executive director may not serve as a director of another public company without the board’s consent.

The Company’s Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter state that the Nominating and Corporate Governance Committee will identify candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed. The board believes that the use of the Nominating and Corporate Governance Committee’s general criteria, along with non-discriminatory policies, will best promote a board that shows diversity in many respects.

Nominees for Election at this Meeting

Our bylaws provide that the number of directors shall be not less than eight or more than 15, with the number to be set by the board from time to time. As of the 2023 Annual Meeting of Stockholders, the size of the Board will be reduced from 11 members to 10. As previously announced, John S. Stroup is retiring from the board as of the annual meeting. Mr. Stroup has served as a director since 2008. The Company and the board would like to thank Mr. Stroup for his leadership and commitment to the Company, as well as for his many important contributions as a member of the board. The board sets its size so that the board will possess, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives as well as to maintain a sufficient number of independent directors.

Our board of directors is divided into three classes. The members of each class serve staggered, three-year terms. Upon the expiration of the term of a class of directors, directors in that class are elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Any additional directorships resulting from an increase in the number of directors are distributed among the three classes so that, as nearly as possible, each class consists of one-third of our directors. From time to time, a director is elected to a class with a shorter term, or moved into a different class, to rebalance the classes. Our executive officers and key employees serve at the discretion of our board of directors. Directors may be removed for cause by the affirmative vote of the holders of a majority of our common stock.

Directors are elected by a plurality of votes cast in person or by proxy at the meeting and entitled to vote on the election of directors. Our bylaws provide that if any nominee does not receive, in an uncontested election, a majority of the votes cast for his or her election as a director, such individual must submit, promptly following such vote, an irrevocable resignation from the board that is contingent upon acceptance of such resignation by the board.

Stockholders are being asked to elect three directors to serve for three-year terms expiring at the annual meeting to be held in 2026. This year’s board nominees for election for terms expiring at the 2026 annual meeting of stockholders are Thomas D. Christopoul, Emma M. McTague and Peggy N. Troy.

It is our policy that the board of directors should reflect a broad diversity of backgrounds, experience, perspectives and talents. When the Nominating and Corporate Governance Committee of the board determines which directors to nominate for election at any meeting of stockholders, or appoints a new director between meetings, it reviews our director selection criteria and seeks to choose individuals who bring a variety of expertise to the board within these criteria. For further information about the criteria used to evaluate board membership, see “Selection Criteria for Directors” above.

The Nominating and Corporate Governance Committee recently conducted a search for new directors, which included retaining a director search firm, that was paid fees for researching and recommending potential candidates. As a result of that search, Emma M. McTague was elected to the board by our other directors, effective March 15, 2023. Ms. McTague was designated as a director in the class whose terms expire at the 2026 annual meeting.

The following is information about the experience and attributes of the director nominees and Zurn Elkay’s other directors. Together, the experience and attributes included below provide the reasons that these individuals were selected for board membership and/or nominated for election, as well as why they continue to serve on the board.

Nominees for Election for Terms Expiring at the 2026 Annual Meeting

Thomas D. Christopoul
Director since 2013

Mr. Christopoul, age 58, has served as a co-founder and Managing Partner of 54 Madison Partners and Athos Real Estate Partners, both real estate private equity investment firms, since 2015. He previously served as a Senior Partner and Head of Real Estate Investment, at Cain Hoy Enterprises, LLC, an investment firm launched by Guggenheim Partners. Prior to that time, Mr. Christopoul was a Senior Managing Director in the Real Estate Group at Guggenheim Partners. Previously, he was a senior advisor at Falconhead Capital, LLC, a boutique private equity firm in New York City, and served as executive chairman of two of Falconhead’s portfolio companies—GPSi Holdings, LLC and Rita’s Water Ice Franchise Company. Mr. Christopoul is also an active venture capital investor through Somerset Shore Associates, Inc., a private investment company. Mr. Christopoul served as a director, member of the audit committee and chairman of the compensation committee of the board of directors of Apollo Residential Mortgage, Inc. until it was acquired in 2016. Prior to joining Falconhead, Mr. Christopoul was President and

Chief Executive Officer of Resources Connection, Inc., a multi-national professional services firm; prior thereto, he was an independent member on Resources’ board of directors. Mr. Christopoul serves as a director due to his significant and varied business experience.

Emma M. McTague
Director since 2023

Ms. McTague, age 49, has served as the Senior Vice President and Chief Human Resources Officer of Oshkosh Corporation (“Oshkosh”) (NYSE: OSK), an industrial technology company and manufacturer that innovates purpose-built vehicles and equipment, since February 2021. Ms. McTague previously served as vice president of global human resources for Oshkosh’s Access segment from 2015 to 2021. Before joining Oshkosh, Ms. McTague worked with Hershey Foods as a senior director and at GE Water & Process Technologies in several human resources positions of increasing responsibility. Ms. McTague is a member of the Executive Advisory Board for West Virginia University’s Master of Science in Human Resource Management program. Ms. McTague serves as a director due to her extensive experience managing human capital, executive compensation and benefits, including as chief human resources officer of a large public company.

Peggy N. Troy
Director since 2019

Ms. Troy, age 71, has served as the President and Chief Executive Officer of Children’s Hospital of Wisconsin (“Children’s Hospital”) since 2009. Prior to joining Children’s Hospital, Ms. Troy served as Executive Vice President and Chief Operating Officer of Methodist Le Bonheur Healthcare and as President and Chief Executive Officer of Le Bonheur Children’s Medical Center, both in Memphis, Tennessee, and as President of Cook Children’s Medical Center in Ft. Worth, Texas. Additionally, Ms. Troy currently serves as a Trustee on the Board of Marquette University and a member of the Marquette Executive Committee, and Ms. Troy currently serves on the Board of the Medical College of Wisconsin (MCW). Ms. Troy previously served as Chairperson on the National Board of Children’s Hospital Association and as Chairperson of the Board of Directors of the Milwaukee Regional Medical Center Board. Ms. Troy serves as a director due to her leadership experience at large organizations, including her current service as Chief Executive Officer and President of Children’s Hospital, as well as her experience managing human capital.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

Shares represented by proxies will be voted according to instructions provided. A vote marked “withheld” will be considered as a vote withheld from the nominees; any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. In the unlikely event that the board learns prior to the annual meeting that a nominee is unable or unwilling to act as a director, which is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the board of directors.

Continuing Directors Not Standing for Election at this Meeting

Directors Continuing to Serve Until the 2024 Annual Meeting

Todd A. Adams
Director since 2009
Chairman of the Board since 2020

In addition to serving as Chairman of the Board and a director, Mr. Adams, age 52, is our President and Chief Executive Officer. Mr. Adams joined us in 2004 and has served in various roles, including Chief Financial Officer and President of the Water Management segment. Mr. Adams is also a director and member of the audit and compliance committee of Badger Meter, Inc. He previously served as a director of Generac Holdings Inc. until 2019. Mr. Adams serves on our board of directors because he has significant experience in the manufacturing industry and an in-depth knowledge of Zurn Elkay and our business as well as because he is our Chief Executive Officer.

George C. Moore
Director since 2015

Mr. Moore, age 67, has served as a director of: IPS Corporation, a provider of solvent cements and adhesives for residential, commercial and industrial use, as well as plumbing and roofing products, since 2017, and Executive Chairman since 2021; Cypress Performance Group LLC, the parent holding company of Encapsys, LLC and IPS Corporation, since 2017; and CP Atlas Parent Holdings, L.P. (aka American Bath Group), a bathware manufacturer, since 2021. Mr. Moore served as a director of Encapsys, LLC, a provider of custom microencapsulation services for use in the building and construction, paper, bedding, and personal and household care industries, from 2015 until 2021; Culligan International Company, a provider of residential, office, commercial and industrial water treatment products and services, from 2018 until 2021; Industrial Container Services, LLC, a provider of reusable container solutions, from 2017 until 2018; Wastequip, Inc., a leading manufacturer of waste handling and recycling equipment in North America, from 2012 until 2018; and Pro Mach, Inc., a provider of integrated packaging and processing products and solutions, from 2015 until 2018. Mr. Moore previously served in various capacities with Zurn from 2006 to 2012. Prior thereto, Mr. Moore served as the Executive Vice President and Chief Financial Officer of Maytag Corporation, a manufacturer of major appliances and household products, and as group chief financial officer and group vice president of finance at Danaher Corporation, a manufacturer of process/environmental controls and tools and components. Mr. Moore began his career at Arthur Andersen & Co., a former accounting firm. Mr. Moore serves as a director due to his extensive financial and accounting experience, including as chief financial officer, at multinational companies.

Rosemary Schooler
Director since 2019

Ms. Schooler, age 55, retired in 2022 as Corporate Vice President, Global Data Center Sales for Intel Corporation (“Intel”), a designer and manufacturer of computing, networking, data storage and communications solutions, a position held since 2018. Since joining Intel in 1989, Ms. Schooler has held various leadership positions, including serving as Intel’s Corporate Vice President, Global Internet of Things (“IoT”) Sales and Marketing from 2016 to 2018, Vice President of the IoT Strategy and Technology Office from 2015 to 2016, and as Vice President and General Manager of Intel’s

Communications and Storage Infrastructure Group prior thereto. Ms. Schooler previously served as a director and member of the nominating and governance committee of Cloudera, Inc. Ms. Schooler serves as a director due to her extensive information technology experience, including service as a senior officer at a prominent technology company.

Directors Continuing to Serve Until the 2025 Annual Meeting

Mark S. Bartlett
Director since 2012
Lead director since 2020

Mr. Bartlett, age 72, is a retired Ernst & Young LLP (“EY”) partner and has served as the lead director of Zurn Elkay’s Board since July 2020. Mr. Bartlett joined EY in 1972 and worked there until his retirement in 2012, including having served as Managing Partner of EY’s Baltimore office and as Senior Client Service Partner for the Mid-Atlantic Region. Mr. Bartlett is a certified public accountant and has extensive experience serving global manufacturers, as well as companies in other industries. Mr. Bartlett also has experience in mergers and acquisitions, SEC rules and regulations, public offerings and financing alternatives. Mr. Bartlett currently serves as a director, chairman of the audit committee and member of the executive compensation and management development committee of T. Rowe Price Group, Inc., as a director, chairman of the audit committee and member of the compensation committee of WillScot Mobile Mini Holdings Corporation (formerly known as WillScot Corporation), and as a director and member of the audit committee of FTI Consulting, Inc. Mr. Bartlett serves as a director due to his significant accounting experience, as well as his expertise in the manufacturing industry, and in mergers and acquisitions and securities regulation. The board has considered Mr. Bartlett’s commitments to serve on the other audit committees and has affirmatively determined that such simultaneous service does not impair his ability to effectively serve on Zurn Elkay’s Audit Committee.

Don Butler
Director since 2021

Mr. Butler, age 59, is the retired Executive Director, Connected Vehicles of Ford Motor Company, a designer, manufacturer and servicer of vehicles. He held such position from 2014 until his retirement in 2020. Prior to joining Ford, Mr. Butler held various leadership positions with increasing responsibility at General Motors Company, a designer and manufacturer of vehicles, including Vice President, Marketing and Global Strategy, Cadillac, Chairman and Managing Director, General Motors Egypt and Vice President, OnStar, from 1981 to 2013. Mr. Butler previously served on the boards of the 5G Automotive Association and SmartDeviceLink Consortium (chairman). Mr. Butler serves as a director due to his extensive engineering, marketing, product development and information technology experience, including connected products, and leadership experience at large organizations.

Timothy J. Jahnke
Director since 2022

Mr. Jahnke, age 63, previously served as Executive Chairman of the Board of Directors of Elkay Manufacturing Company from February 2020 through June 2022, as President and CEO from December 2007 through October 2019 and as interim President and CEO from February through June 2022, until the time of Elkay’s merger with the Company. Prior to joining Elkay, Mr. Jahnke was employed by Newell Brands, a marketer and manufacturer of branded consumer products, from 1986 to November 2007. At Newell, Mr. Jahnke initially served as Manager, Director and VP Human Resources – Newell Window Furnishing. He was progressively promoted to a series of roles within Newell’s divisions including Vice President – Human Resources – Intercraft and Sanford Corp.; President, Anchor Hocking Specialty Glass; Chief Human Resources Officer, Newell Rubbermaid and Group President, Home & Family Products Group. He served as a director of Elkay Manufacturing Company from 2008 to the time of Elkay’s acquisition by the Company. He is also an Advisor to the Board of Directors of Wahl Clipper Company, and a Board member of Elkay Interior Systems, Inc., and Your 6, both of which are privately owned businesses. Mr. Jahnke serves as a director due to his extensive knowledge of the Elkay business and varied business experience.

David C. Longren
Director since 2016

Mr. Longren, age 64, is a retired Senior Vice President of Polaris Industries, Inc., a designer, engineer and manufacturer of off-road vehicles, snowmobiles, motorcycles and small vehicles. He held such position from 2015 until his retirement in 2016. Mr. Longren joined Polaris in 2003 and served in various capacities with increasing responsibility, including President, Off-Road Vehicles, Vice President, Chief Technical Officer, and Director of Engineering for the ATV Division. Prior thereto, Mr. Longren was a Vice President in the Weapons Systems Division of Alliant Techsystems and Senior Vice President, Engineering and Marketing at Blount Sporting Equipment Group. Mr. Longren serves as a director due to his extensive product development, innovation and marketing experience.

Board of Directors Meetings

Directors are expected to attend each regular and special meeting of the board of directors and each board committee of which the director is a member. The board of directors held five meetings during fiscal 2022. All of the then serving directors attended at least 75% of the total meetings of the board and the committees of the board on which they served during fiscal 2022. The board holds regular meetings at least four times per year, including a meeting in connection with the annual stockholders meeting.

It is the Company’s policy that the board will hold an executive session at each regularly scheduled meeting without members of the Company’s management present; Mr. Bartlett, the board’s independent lead director, presides at those executive sessions. Upon the request of any independent director (and in any event, not less than annually), the board will hold an executive session without any director who is not an independent director.

Directors are expected to attend the annual meeting of stockholders. All of the directors serving at the time attended the annual meeting of stockholders held in 2022.

Board Evaluation Process

The board has an annual evaluation and assessment process for the board and individual directors, and each of the committees conducts its own self-assessment. The Nominating and Corporate Governance Committee oversees the board evaluation process. The board evaluation process includes a review of the performance of the board as a whole and the board’s committees, as well as an evaluation of each director. The evaluation process provides an opportunity for anonymous peer review and feedback, which is intended to strengthen the board. If the Nominating and Corporate Governance Committee, in conjunction with the Chairperson, finds that any director is not fulfilling the responsibilities of a director, such director will be asked to resign from, or not stand for re-election to, the board.

Director Independence

At least a majority of the board of directors must qualify as independent within the meaning of the listing standards of the New York Stock Exchange (the “NYSE”). When making its determinations regarding which directors are independent, the board of directors considers the NYSE rules and also reviews other transactions and relationships, if any, involving the Company and its directors or their family members or related parties. See “Certain Relationships and Related Party Transactions” for information about Zurn Elkay’s policies and practices regarding transactions with members of the board.

The board of directors has affirmatively determined that each of Mses. McTague, Schooler and Troy and Messrs. Bartlett, Butler, Christopoul, Jahnke, Longren, Moore and Stroup is independent. Additionally, the Board previously determined that Mr. Halperin, who served as a director until he passed away on September 19, 2022, was independent. Mr. Jahnke and Mr. Halperin each joined the Board in connection with the Elkay Merger. We are saddened by the loss of Mr. Halperin and the Board thanks him for his service. Mr. Adams, our Chairman and CEO, is not considered an independent director.

Board Leadership Structure

Mr. Adams, our President and CEO, also serves as the board’s Chair primarily due to his in-depth knowledge of the Company and the industries it serves, deep understanding of the Company’s operations and strategies and proven leadership of Zurn Elkay, which position him to be able to provide strong and effective leadership of the board. In addition, the board believes that Mr. Adams is in the best position as Chair and CEO to lead board discussions regarding the Company’s business and strategy, and to help the board respond quickly and effectively to any challenges faced by the Company.

The Company has no formal policy requiring the separation or combination of the position of Chairperson and CEO; however, it believes, as discussed above, that in the Company’s current circumstances it is advantageous to combine the positions. From time to time, the board reviews and considers the optimal board leadership structure. Pursuant to the Company’s Corporate Governance Guidelines, since the Chairperson is also the CEO, the independent directors, meeting in executive session, elected a lead director from among the independent directors. Mr. Bartlett currently serves as lead director. The Company believes that the designation of an independent lead director, whose duties are described below, provides essentially the same benefits as having an independent chairperson in terms of oversight, access and an independent voice with significant input into corporate governance.

The duties of the board’s lead director include: (i) presiding at all meetings of the board at which the Chair is not present, including executive sessions of the independent directors; (ii) serving as liaison between the Chair and the independent directors; (iii) together with the Chair, approving the agendas for board meetings; (iv) together with the Chair, approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; (v) providing input to the Chair as to the content, quality, quantity and timeliness of information from Company management to the board; (vi) having the authority to call meetings of the independent directors and develop the agendas for such meetings with input from the other independent directors; (vii) serving as a liaison for consultation and direct communication with major stockholders; and (viii) performing such other duties as the board or Chair may from time to time delegate.

Board’s Role in Risk Oversight

It is management’s responsibility to manage the Company’s enterprise risks on a day-to-day basis. Through regular updates and the strategic planning process, the board of directors oversees management’s efforts to ensure that they effectively identify, prioritize, manage and monitor all material business risks to Zurn Elkay’s strategy. In addition, the board delegates certain risk management oversight responsibilities to its committees. The Audit Committee reviews and discusses the Company’s material financial and other risk exposures and the steps management has taken to identify, monitor and control such risks, including risks related to cybersecurity. The Compensation Committee is responsible for overseeing the Company’s compensation programs, including related risks; see also “Compensation and Risk” below. The Nominating and Corporate Governance Committee is responsible for the oversight of risks associated with corporate governance and compliance. The Environmental, Social and Governance (“ESG”) Committee assists the board in its oversight of the Company’s initiatives, plans, policies and practices with respect to ESG matters that are significant to the Company and the communities in which it operates.

Cybersecurity Risk Oversight

The Board recognizes the importance of robust oversight of cybersecurity risk, information security, and technology risk in maintaining the trust and confidence of our customers, partners, employees, and stockholders. The Audit Committee receives periodic updates from the Company’s CIO on any material initiatives and/or incidents. The CIO also provides a detailed, annual update regarding information security to the full Board.

To prevent, detect and respond to cybersecurity threats, the Company has a robust cybersecurity program. The Company’s global cybersecurity team, overseen by the CIO, uses a balanced approach to validate the effectiveness of the program, leveraging security resources, information technology resources, internal audit, third-party vendors and other IT and business partners. The program uses a combination of standards and best practices from the National Institute of Standards and Technology, Center of Internet Security, third-party vendor partners, and other industry forums. Annually, the program is assessed both internally and externally, including thorough industry benchmarking, maturity assessments, best practice reviews, and risk assessments, with control validation occurring monthly internally (focused on core critical controls), quarterly (focused on vulnerabilities/cyber-incident simulations) and annually (focused on a review of best practices) via third-party vendors and partners, and annually via external third parties, including the conduct of internal/external penetration tests and tabletop exercises. The CIO provides key results and findings from these assessments to the Audit Committee.

To equip associates with the right knowledge to support the protection of our environment, the Company provides comprehensive annual security awareness training, periodic information updates, and regular testing/training programs. As a backstop to our robust cybersecurity program, policies, and controls, the Company annually purchases a cybersecurity insurance policy that would defray the costs of a breach.

Board Committees

The board of directors has five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the ESG Committee and the Executive Committee.

Audit Committee

The Audit Committee held four meetings during fiscal 2022. The Audit Committee is composed entirely of non-employee directors, consisting of George Moore as Chair, Mark Bartlett and Don Butler, who meet the independence and accounting or financial management expertise standards and requirements of the SEC and the NYSE listing standards. Our board of directors has determined that each of Messrs. Bartlett and Moore qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

The principal duties and responsibilities of our Audit Committee are as follows:

•	to prepare the annual Audit Committee report to be included in our annual proxy statement;

•	to oversee and monitor our financial reporting process;

•	to oversee and monitor the integrity of our financial statements and internal control system;

•	to oversee and monitor the independence, retention, performance and compensation of our independent auditor;

•	to oversee and monitor the performance, appointment and retention of our senior internal audit staff person;

•	to discuss, oversee and monitor policies with respect to risk assessment and risk management;

•	to oversee and monitor our compliance with legal and regulatory matters;

•	to evaluate its own performance on an annual basis; and

•	to provide regular reports to the board.

The Audit Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

Compensation Committee

The Compensation Committee held four meetings during fiscal 2022. The Compensation Committee is composed entirely of directors, consisting of Thomas Christopoul as Chair, David Longren, Emma McTague and Rose Schooler, who meet the independence requirements of the SEC and the NYSE listing standards.

The principal duties and responsibilities of the Compensation Committee are as follows:

•	to review and evaluate our compensation policies and programs, including the ability to retain consultants to advise the Committee on such matters;

•	to review and determine the compensation and benefits to be paid to the executive officers and oversee the compensation and benefits paid to other officers and key employees;

•

to review and approve corporate goals and objectives relevant to our chief executive officer’s compensation, evaluate our chief executive officer’s performance in light of those goals and objectives, and determine and approve our chief executive officer ‘s compensation level based on this evaluation;

•

to review and approve, for our chief executive officer, other senior executive officers and key employees, all material benefits, option or stock award grants and perquisites and all material employment agreements, including employment-related letter agreements, confidentiality and non-competition agreements;

•

to review and recommend to the board of directors a succession plan for the chief executive officer and development plans for other key corporate positions as shall be deemed necessary from time to time;

•	to administer incentive compensation and equity-related plans;

•	to review the Company’s defined benefit and defined contribution retirement plans, including investment allocation and funding status;

•	to establish financial and other performance targets that must be met;

•	to set and review the compensation of members of the board of directors;

•	to evaluate its own performance on an annual basis; and

•	to prepare an annual compensation committee report and take such other actions as are necessary and consistent with the governing law and our organizational documents.

The Compensation Committee reviews, discusses and considers the results of advisory “say-on-pay” votes of our stockholders when making decisions regarding the Company’s executive compensation programs. The Compensation Committee is also responsible for recommending to the board how often say-on-pay votes may be held. The Company currently holds say-on-pay votes annually, which is consistent with the results of the advisory “say-on-frequency” vote of our stockholders that was held at the July 2018 annual meeting. The Company and the Compensation Committee believe that annual say-on-pay votes allow us to receive more frequent feedback from our stockholders on our compensation programs, although that action does not limit the parameters of feedback that the Committee receives from stockholders.

The Compensation Committee also has the authority to retain compensation consultants, legal counsel and other advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees, which it does from time to time.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held four meetings during fiscal 2022. The Nominating and Corporate Governance Committee is composed entirely of directors, consisting of Peggy Troy as Chair, Don Butler, Emma McTague and John Stroup, who meet the independence requirements of the NYSE listing standards.

The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

•	to identify candidates qualified to become directors of the Company, consistent with criteria approved by our board of directors;

•

to recommend to our board of directors nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected, as well as to recommend directors to serve on the other committees of the board and to serve as lead director, when appropriate;

•	to recommend to our board of directors candidates to fill vacancies and newly created directorships on the board of directors;

•

to review, in accordance with the Company’s bylaws, any resignation by a director due to a failure to receive a majority vote at a meeting of the Company’s stockholders and make a recommendation to the board whether to accept such resignation;

•	to identify best practices and recommend corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;

•	to develop and recommend to our board of directors guidelines setting forth corporate governance principles applicable to the Company, and amendments to those principles;

•	to evaluate its own performance on an annual basis; and

•	to oversee the evaluation of our board of directors and senior management.

The Nominating and Corporate Governance Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

The Nomination Process

At an appropriate time prior to each annual meeting of stockholders at which directors are to be elected, the Nominating and Corporate Governance Committee recommends to the board for nomination by the board such candidates as that Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve. In addition, the Nominating and Corporate Governance Committee recommends candidates to join the board at other times during the year, as needed.    For example, the Nominating and Corporate Governance Committee recommended that Ms. McTague, who was appointed as a director in March 2023, be added to the board.

The Nominating and Corporate Governance Committee will identify and consider candidates suggested by outside directors, management and/or stockholders and evaluate them in accordance with its established criteria. Any recommendations for consideration by that Committee should be sent to the Corporate Secretary in writing, together with appropriate biographical information concerning each proposed nominee, at least 120 days but not more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting. Our bylaws also set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by stockholders.

ESG Committee

The Environmental, Social and Governance (ESG) Committee, consisting of David Longren as Chair, George Moore and Peggy Troy, was established as a committee in 2020, and held two meetings during fiscal 2022. The Committee must consist of at least three directors.

The ESG Committee assists the board in its oversight of the Company’s initiatives, plans, policies and practices with respect to ESG matters that are significant to the Company and the communities in which it operates. These matters include the Company’s environmental, health and safety (“EH&S”), as well as sustainability, policies and programs.

The principal duties and responsibilities of the ESG Committee are as follows:

•	to provide oversight with respect to:

•

management’s evaluation of risks and opportunities with respect to ESG matters, which include, but are not limited to, EH&S, sustainability, ethical and sustainable sourcing, human rights, environmental matters, supplier diversity and conduct, labor conditions, diversity in employment, volunteerism and corporate giving, and corporate citizenship;

•	management’s creation of ESG initiatives and goals, plans and practices;

•	the Company’s governance of, and performance relative to, ESG initiatives and goals; and

•	the Company’s response to significant stakeholder concerns related to ESG matters; and

•

to monitor ESG trends, issues and concerns that could affect the Company’s ESG and sustainability efforts and make recommendations to the board and management regarding how the Company should respond to such trends, issues and concerns to more effectively achieve its ESG and sustainability goals.

The ESG Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

Executive Committee

The Executive Committee, consisting of Todd Adams, Mark Bartlett and John Stroup, did not meet or act by written consent during fiscal 2022. It is the intent of the board that the Executive Committee only takes action on behalf of the board when convening the full board would be impractical, or when reasonably necessary to expedite the interests of the Company between regularly scheduled board meetings.

Communications with the Board

Any communications to the board of directors should be sent to the attention of Zurn Elkay’s Corporate Secretary, 511 W. Freshwater Way, Milwaukee, Wisconsin 53204. Any communication sent to the board in care of the Corporate Secretary or any other corporate officer is forwarded to the board. There is no screening process, and any communication will be delivered directly to the director or directors to whom it is addressed. Any other procedures which may be developed, and any changes in those procedures, will be posted as part of our Corporate Governance Guidelines on Zurn Elkay’s Investor Relations website at investors.zurn-elkay.com.

Availability of Code of Business Conduct and Ethics, Committee Charters and Other Corporate Governance Documents

We have a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Business Conduct and Ethics is posted on our Investor Relations website at investors.zurn-elkay.com. Any substantive amendment to, or waiver from, any provision of the Code of Business Conduct and Ethics with respect to any senior executive or financial officer will also be posted on our website. The information contained on or accessible from our website is not part of this Proxy Statement.

In addition, the board has adopted Corporate Governance Guidelines and a written charter for each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, ESG Committee and Executive Committee. The Corporate Governance Guidelines and the charters are available on the Company’s Investor Relations website at investors.zurn-elkay.com.

Certain Relationships and Related Party Transactions

The Audit Committee charter provides that the committee will review all material transactions between us and related parties to determine that such transactions are fair, reasonable and in our best interests. Management shall not cause us to enter into any new related-party transaction unless the Audit Committee approves that transaction. In addition, our Code of Business Conduct and Ethics discourages conflicts of interests with the Company and requires associates to disclose certain business opportunities to the Company.

In fiscal 2022, the Company was not involved in any transactions with directors, executive officers or greater-than-5% stockholders that require disclosure under applicable SEC rules.

Corporate Social Responsibility and Sustainability

As a leader in sustainable water solutions that enhance health, safety, hydration and the environment, being a responsible corporate citizen is part of our DNA. We remain committed to managing our business in a manner that promotes the sustainability of the enterprise and the world in which we work and live.

The merger with Elkay strengthened our ESG commitment, along with our ability to develop innovative products and advance our position as an inherently sustainable company. We are building on both companies’ legacies by combining our complementary product lines, our shared cultures of inclusion and opportunity, our dedication to philanthropy and volunteerism, and our commitment to sustainable business practices.

As detailed in our 2022 Corporate Social Responsibility Report, which follows the Sustainability Accounting Standards Board (“SASB”) reporting framework, includes linkage to the 10 principles in the UN Global compact, and also includes disclosure aligned with the TCFD framework, we continue to improve our ESG strategy by regularly reviewing our goals and the key performance indicators (“KPIs”) that help us measure our progress. We completed the CDP water security questionnaire for the first time in 2022 in addition to the CDP climate change questionnaire that we complete annually. We also continue to design and develop products that protect water and conserve resources—while improving business practices to manufacture those products in a responsible manner.

Our approach to product sustainability starts with our mission to protect water, but we also recognize our responsibility to provide other environmental benefits. We design products that make efficient use of materials and resources in a product’s lifecycle, minimize the carbon and environmental footprint from product use, while striving to improve the Health and Safety & Quality of Life provided by our products. This comprehensive view of sustainability helps us deliver the industry’s widest range of advanced water management solutions that address critical environmental concerns.

We have a board of directors led ESG committee that consists of three of our Board members in addition to an internal cross functional team of Zurn Elkay leaders that are responsible for ensuring progress to our sustainability goals. We have embedded sustainability into our strategic plan and deploy goals throughout our organization.

To weave sustainability into all aspects of Zurn Elkay’s business, our ESG strategy includes nearly two dozen ESG targets across the following pillars:

•	Environment: Promoting environmental stewardship through sustainable water solutions and helping our customers reduce their water usage, while seeking to minimize our own environmental footprint.

•	Health and Safety: Managing the health and safety of our associates, as well as our customers via our product solutions.

•	People: Investing in our associates and creating an inclusive environment.

•	Community: Supporting the communities where we live, work, learn and play through philanthropic giving and volunteer opportunities.

•	Governance & Ethics: Embodying ethical business practices around the world and having a diverse leadership team.

Promoting environmental stewardship through sustainable water solutions

Our commitment to continuous innovation keeps us focused on expanding our line of products that conserve water, contribute to a cleaner environment, protect human health, save energy, and reduce the use of plastics and other non-renewable resources. Zurn Elkay products saved an estimated 32 billion gallons of water in 2022, and our goal is to increase that impact to 40 billion gallons saved annually by 2024. Additionally, Elkay water bottle fillers have prevented the use of more than 67 billion single-use plastic water bottles since 2012.

We operate under a strong Environmental Management System (“EMS”) that outlines specific programs and procedures to improve the sustainability of our operations. We have commitments and dedicated goals around reducing greenhouse gas emissions, energy use, water consumption, air quality improvements and the waste produced across our operations.

The Zurn Elkay EMS focuses on three fundamental environmental principles: protecting air, water, and land. To support these principles, we have developed a comprehensive framework for measuring our company’s environmental impacts, identifying and mitigating risks, ensuring compliance with regulations and delivering on our commitment to continual improvement. Our standard procedures for identifying potential environmental risks at each facility, including air emissions, water sources and discharges, generated wastes and spill potential was modeled after the ISO 14001 environmental aspects and impacts sections. It includes a matrix that assigns an environmental impact score to each identified aspect of a process within the facility, along with scoring to determine the significance of each risk.

Managing the health and safety of our associates

We remain committed to our goal of zero workplace injuries. While we maintain our position as an industry-leading provider of products that support health and safety, we must ensure that we manufacture those products under the safest possible working conditions for our employees.

We operate under an Occupational Health and Safety Management system that includes:

•	Policies and operating procedures

•	Management commitment

•	Reduction goals

•	Regular assessment of hazards and risk

•	Employee training

•	Emergency preparedness

•	Performance monitoring

•	Internal EHS audits

Investing in our associates and creating an inclusive environment

To further foster an inclusive workplace and invest in our associates’ success, in 2022 we focused on integrating our expanded team into one community under a shared system of platforms, policies and benefits. For example:

•

We identified best practices for professional development to offer additional training and development programs and expanded career path opportunities that will help our associates make better lives for their families and have a greater impact on the world.

•	We added to our diversity and inclusion programs to ensure we are creating a more inclusive environment where all Zurn Elkay associates can bring their authentic selves to work.

•

We enhanced our compensation and benefits policies to attract, retain, incentivize, and reward associates. Notably, all Zurn Elkay associates have an ownership stake in the company through long-term equity that was granted to employees. Shared ownership creates a strong alignment between their personal contributions and our company’s success. All Zurn Elkay associates also participate in an annual cash bonus program, which is based on personal performance and Company performance.

•

Finally, we increased our diversity and inclusion efforts through improved recruiting processes, expanded Employee Resource Groups and launched our associate-driven WAVES Social Impact Fund, a program that funds ideas from our associates that will provide a meaningful impact in our communities and advance our sustainability goals.

Supporting the communities where we live and work

Beyond providing high-quality employment opportunities, we support the communities in which we operate through contributions to various organizations and initiatives and by providing ample volunteer opportunities for our associates.

In 2022, we strengthened our ability to improve our communities through enhanced giving programs and opportunities for associate volunteering. We focus our community philanthropic efforts on local organizations where we believe we can have the most significant positive impact and to support our overall mission to protect clean water.

Human Capital Management

Zurn Elkay is committed to fostering, cultivating and preserving a culture of equity and inclusion for all of our associates and partners. Diversity and inclusion are a fundamental part of what we stand for and central to our Core Values. Inclusion is also built into our key programs and processes. We are committed to providing a work environment that encourages our associates to feel comfortable to be their true selves, enabling them to perform their best and grow their careers with Zurn Elkay. Racism and discrimination are never tolerated in the workplace. We believe that through a culture of diversity and inclusion associates can be more engaged and fulfilled. We recognize and value our associates for the unique perspectives they bring. We embrace and encourage our associates differences in age, color, ethnicity, family or marital status, gender identity or expression, language, national origin, physical and mental ability, political affiliation, race, religion, sexual orientation, socioeconomic status, veteran status and other characteristics that make our associates unique. A culture of inclusion that maximizes this collective diversity makes our business and communities stronger.

We are committed to having a workplace that fosters learning, development and innovation. Our leadership team conducts a robust program of employee engagement and we have invested in the personal and professional development of our employees. We monitor a variety of metrics to ensure the health of our company culture and alignment with our values and strategic business priorities. Total Associate Engagement is a Zurn Elkay Core Value that ensures we succeed together. Each year, we survey our employees to better understand what matters most to them.

Directors’ Compensation

The table below summarizes the compensation we paid to persons who were non-employee directors of the Company during fiscal 2022. Ms. McTague is not included in the table below because she was not a director in 2022.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	All Other Compensation ($)	Total ($)
Mark S. Bartlett	$120,000	$—	—	—	$120,000
Don Butler	90,000	—	—	—	90,000
Thomas D. Christopoul	102,568	—	—	—	102,568
Errol R. Halperin (2)	22,500	130,008	—	—	152,508
Timothy J. Jahnke (2)	22,500	130,008	—	—	152,508
David C. Longren	95,000	—	—	—	95,000
George C. Moore	105,038	—	—	—	105,038
Rosemary Schooler	90,069	—	—	—	90,069
John S. Stroup	100,000	—	—	—	100,000
Peggy N. Troy	90,069	—	—	—	90,069

(1)	Directors may elect to have cash compensation for board service paid in Zurn Elkay common stock.

(2)

In connection with their appointment to the board in July 2022, Mr. Halperin and Mr. Jahnke each received a grant of 4,522 deferred restricted stock units (“RSUs). RSUs were not granted to the other directors in fiscal 2022, but were granted in previous fiscal years. Mr. Halperin served as a director until he passed away on September 19, 2022. The amounts reported reflect the grant date fair value of the RSUs computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”), which requires the Company to recognize compensation expense for stock-related awards granted to our directors based on the estimated fair value of the equity instrument at the time of grant. For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see Note 15 – Stock-Based Compensation to our audited consolidated financial statements included in our Annual Report.

(3)	Stock options were not granted to directors in fiscal 2022, but were granted in previous fiscal years.

The following table presents the aggregate number of outstanding stock awards and unexercised options (including any stock awards that are subject to deferred settlement) held as of December 31, 2022, by each of the persons who served as non-employee directors in fiscal 2022.

Director	Stock Awards Outstanding (#)	Options Outstanding (#)
Mark S. Bartlett	63,633	20,995
Don Butler	9,783	—
Thomas D. Christopoul	61,941	44,710
Errol R. Halperin (1)	—	—
Timothy J. Jahnke	4,522	—
David C. Longren	58,558	—
George C. Moore	58,558	22,466
Rosemary Schooler	29,872	—
John S. Stroup	61,941	—
Peggy N. Troy	29,872	—

(1)	Mr. Halperin served as a director until he passed away on September 19, 2022.

Narrative to Directors’ Compensation Table

In fiscal 2022 we paid certain fees and granted equity-based awards to our non-employee directors, as described below. Directors who are also employees of the Company receive no additional compensation for their service as directors. See the executive compensation disclosures below for information related to Mr. Adams’ compensation in fiscal 2022.

Under the Company’s outside director compensation program, the annual cash retainer amount for non-employee directors is currently $90,000. In addition, the chair of the Audit Committee receives a $15,000 annual cash retainer, the chair of the Compensation Committee receives a $12,500 annual cash retainer, the chair of the Nominating and Governance Committee receives a $10,000 annual cash retainer and the chair of the ESG Committee receives a $5,000 annual cash retainer. Mr. Bartlett, who began serving as the Lead Director in July 2020, receives an additional annual fee of $30,000 for serving in that role. Cash retainer amounts are paid after each fiscal quarter of service, are generally prorated for partial year service, and may, at a director’s option, be paid in Zurn Elkay common stock, as permitted by rules adopted by the Company from time to time. Each then-serving non-employee director received an annual equity grant in February 2021 consisting of deferred RSUs valued at approximately $130,000. Additionally, following the RMT Transaction, the annual grant schedule was adjusted and on October 5, 2021, each non-employee director received a grant of deferred RSUs valued at approximately $130,000 and thereafter did not receive another grant in fiscal 2022. In connection with their appointment to the board in July 2022, Mr. Halperin and Mr. Jahnke each received a grant of deferred RSUs valued at approximately $130,000. Other than Mr. Halperin and Mr. Jahnke, no other non-employee director received an equity award in fiscal 2022. In fiscal 2023, the board of directors returned to the practice of granting awards in the first quarter of the fiscal year. The deferred RSUs vested immediately on grant, but are not paid out until six months after a director leaves the board.

Stock Ownership Guidelines for Directors

The Company believes that it is important for non-employee directors to maintain an equity stake in Zurn Elkay to further align their interests with those of our stockholders. Non-employee directors must comply with stock ownership guidelines as determined from time to time by our board. The ownership guidelines for non-employee directors require that each non-employee director must own Zurn Elkay stock, which includes vested but deferred RSUs, with a value equal to a minimum of five times the annual cash retainer within five years of his or her initial election to the board. In the last year, we revised our stock ownership guidelines so that shares underlying vested stock options that are “in the money” are no longer included in determining the directors’ level of ownership. As of the Record Date, nine of our ten non-employee directors had met the ownership guidelines. Ms. McTague, who was appointed to the board in March 2023, has until March 2028 to meet the ownership guidelines.

For information regarding the Company’s anti-hedging and anti-pledging policies, which are applicable to directors, as well as officers and employees, see “Compensation Discussion and Analysis—Fiscal 2022 Executive Compensation Components and Determinations—Anti-Hedging and Anti-Pledging Policies.”

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act requires Zurn Elkay’s officers and directors, and persons who beneficially own more than 10% of Zurn Elkay’s common stock, to file reports of ownership and changes in ownership with the SEC. All publicly-held companies are required to disclose the names of any insiders who fail to make any such filing on a timely basis within the preceding fiscal year, and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms filed with the SEC and written representations that no such forms were required. The Company believes that all of these filing requirements were satisfied on a timely basis for the fiscal year ended December 31, 2022, except that Messrs. Halperin and Jahnke had one late Form 3 filing and one late Form 4 filing due to an unanticipated delay in obtaining EDGAR filing codes. In making these disclosures, Zurn Elkay has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table provides certain information regarding the beneficial ownership of our outstanding common stock as of the Record Date for:

•	each person or group known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our executive officers named in the Summary Compensation Table herein;

•	each of our current directors and our director nominees; and

•	all of our current directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission (“SEC”) and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community or marital property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the Record Date, or RSUs that vest within that time frame, are deemed outstanding for the purpose of calculating the percentage of outstanding shares of the person holding these securities, but are not deemed outstanding for the purpose of calculating the percentage of outstanding shares owned by any other person.

Name of Beneficial Owner		Shares Beneficially Owned (1)	Percentage of Shares Outstanding
Ronald C. Katz	(2)	25,098,402	14.3%
The Vanguard Group	(3)	13,815,611	7.9%
Impax Asset Management Group	(4)	9,807,918	5.6%
Todd A. Adams	(5)	2,604,576	1.5%
Mark S. Bartlett		139,934	*
Don Butler		24,035	*
Thomas D. Christopoul		116,450	*
Rodney L. Jackson		117,834	*
Timothy J. Jahnke		612,536	*
David C. Longren		76,488	*
George C. Moore		97,563	*
Emma M. McTague		0	*
Mark W. Peterson		607,876	*
Rosemary Schooler		41,071	*
John S. Stroup		93,792	*
Michael D. Troutman		245,385	*
Peggy N. Troy		43,158	*
Craig G. Wehr		349,348	*
Current directors and executive officers as a group (18 persons)		5,374,893	3.0%

* Indicates	less than one percent.

(1)

Amounts include shares subject to stock options that are currently exercisable or are exercisable within 60 days of the Record Date as follows: Mr. Adams (624,278), Mr. Bartlett (20,995), Mr. Christopoul (20,995), Mr. Moore (22,466), Mr. Peterson (377,199), Mr. Troutman (222,014), Mr. Wehr (275,864), and all current directors and executive officers as a group (1,758,408).

Amounts for non-employee directors also include shares subject to RSUs that are currently vested, but are subject to deferred settlement, as follows: Mr. Bartlett (69,225), Mr. Butler (15,375), Mr. Christopoul (67,533), Mr. Jahnke (10,114), Mr. Longren (64,150), Mr. Moore (64,150), Ms. Schooler (35,464), Mr. Stroup (61,941), Ms. Troy (35,464), and all current directors and executive officers as a group (423,416).

(2)

Includes 7,393 shares held of record by Mr. Katz and the following shares as to which Mr. Katz may be deemed to be the beneficial owner: (i) 24,771,840 shares held by Ice Mountain LLC, a Delaware limited liability company (ii) 233,772 shares held by the Katz Voting Stock Trust; (iii) 13,945 shares held by the Katz New VBA Trust; and (iv) 71,452 shares held by the Katz 2021 Trust for Patti. The address of Mr. Katz is 827 S. Garfield Street, Hinsdale, IL 60521.

(3)

The Vanguard Group (“Vanguard”) filed a Schedule 13G/A, dated February 9, 2023, reporting shared voting power as to 223,520 shares, sole dispositive power as to 13,438,669 shares and shared dispositive power as to 376,942 shares as of December 30, 2022. The address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)

Impax Asset Management Group plc, Impax Asset Management Limited and Impax Asset Management AIFM Limited filed a Schedule 13G, dated February 13, 2023, reporting sole voting power as to (a) 9,807,918 shares of common stock over which Impax Asset Management Group plc has sole voting and sole dispositive power, (b) 8,566,583 shares of common stock over which Impax Asset Management Limited has sole voting and sole dispositive power and (c) 1,241,335 shares of common stock over which Impax Asset Management AIFM Limited has sole voting and sole dispositive power. The address of Impax is 7th Floor, 30 Panton Street, London, SW1Y 4AJ.

(5)	Includes 1,200 shares held in an individual retirement account and 373,405 shares held in a trust for which Mr. Adams’ spouse serves as the trustee.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following is a discussion of the material elements of compensation and remuneration awarded to, earned by, or paid to our Named Executive Officers during fiscal 2022. Throughout this discussion, the individuals named in the Summary Compensation Table below are referred to as “Named Executive Officers” and the terms “Compensation Committee” or the “Committee” refer to the compensation committee of the board of directors.

The Committee, in consultation with the board of directors, appropriate outside advisors and independent compensation consultants, oversees our executive compensation agreements, plans and policies and has the authority to approve all matters regarding executive compensation. The Committee seeks to ensure that the total compensation and benefits package provided to executives, including our Named Executive Officers, is reasonable, fair, balanced and competitive and is also aligned with stockholders’ interests and the short- and long-term performance goals of the Company.

The Committee seeks to foster a pay-for-performance culture that places an emphasis on stockholder value creation and makes a meaningful portion of each executive’s compensation subject to the financial, operational and stock price performance of the Company. Based upon these criteria, the Committee sets the principles and strategies that guide the design of our executive compensation program.

Executive Compensation: Continued Commitment to Pay-for-Performance

Our compensation program aims to drive long-term value creation for our stockholders by rewarding our executives for achieving specific strategic goals and aligning each executive’s interests with those of our stockholders. We continuously review and evolve our programs to ensure we are meeting these objectives.

We base our executive compensation on the following principles:

•	The compensation program should support the business by establishing an emphasis on balancing critical annual objectives and long-term strategy without encouraging unreasonable risk taking.

•	Each executive’s total compensation should correlate to his or her relative contribution to the Company and to the achievement of individual and/or business goals.

•	Executives should be rewarded for superior performance through a combination of annual cash-based incentives and equity compensation.

Executive Compensation Highlights

What We Do	What We Don’t Do

  ✓  Majority portion of executive compensation is performance-based

  ✓  The entirety of the CEO’s equity grants are provided in the form of performance-based PSUs

  ✓  Short-term and long-term incentive plans with performance targets aligned to business goals

  ✓  Robust stock ownership requirements for directors and executives

  ✓  Gender and diversity pay equity analysis

  ✓  Clawback policy for executive incentive compensation

  ✓  Use of an independent compensation consultant

  ✓  Limited perquisites

  ✓  3-year vesting and/or performance periods for equity awards to encourage long-term strategic planning

  ✓  We meet with stockholders to discuss and seek input on various matters, including executive compensation

  ✓  No share recycling under our equity plan for reasons other than forfeitures and cancellations

  ✓  No pledging, hedging, or short sales

  ✓  No compensation plans that encourage unnecessary risk-taking

  ✓  No repricing or exchange of underwater options without stockholder approval

  ✓  No excise or other tax gross-ups for any executive officers

  ✓  No employment agreements except for our CEO

  ✓  No single trigger agreements or plans for equity

We compensate our executives through various forms of cash, equity and other non-cash remuneration. The following table describes the components of our executive officer compensation program for fiscal 2022.

Compensation Component	Purpose and Characteristics

Base salary	Fixed and core element designed to be competitive in the marketplace.

Performance-based cash incentive awards	Variable component linked to specific Company and individual performance.

Long-term equity incentive awards

Variable component linked pay to long-term performance.

During fiscal 2022, the Company did not grant long-term equity incentive awards to our executives, with the exception of Mr. Wehr, who received an equity award in connection with his promotion to Chief Operating Officer.

Compensation Component	Purpose and Characteristics

Following the completion of the RMT Transaction, the Committee adjusted the timeline for the annual grant schedule by granting the fiscal 2022 annual equity awards in October 2021 (there was no annual grant made by the Committee in February 2022) to accommodate a broad and fully inclusive all associate grant at inception of the post-RMT Transaction Company. In fiscal 2023, our historical practice of granting equity once a year resumed with awards for executives consisting of the following:

•    performance stock units (“PSUs”) tied to specific Company performance metrics; and

•   restricted stock units (“RSUs”) that vest based on continued employment.

Selective letter agreements regarding employment arrangements, and severance and change in control arrangements

Limited, market-competitive component deemed necessary to attract, motivate and retain top talent.

Protects the Company from post-employment competition upon certain events, including in connection with a change in control (and utilize a “double trigger” in such situation).

Retirement benefits, as well as a deferred compensation program	Limited component to reward long-term.

General Compensation Philosophy and Objectives of Executive Compensation Programs

The foundation of our executive compensation program is to reward our executives for achieving specific strategic goals of the Company and to align each executive’s interests with those of our stockholders. We believe that rewarding executives for superior levels of performance will result in significant long-term value creation for the Company and our stockholders. As a result, we believe that the compensation packages we provide to executives, including the Named Executive Officers, must include both cash-based and equity-based elements that reward near- and long-term performance. The Committee, with input from its independent compensation consultant and the CEO (for executives other than himself), evaluates the performance of our executives and their compensation packages to ensure that we maintain our ability to retain highly talented key employees and attract new talent, as needed, to successfully grow and lead the organization.

We continuously review and evolve our programs to further align to our pay-for-performance philosophy, placing a strong emphasis on stockholder value creation and subjecting elements of each executive’s compensation to risk depending on the performance of the Company. As such, we base our executive compensation program on the following philosophies:

•	The compensation program should support the business by balancing critical annual objectives and long-term strategy without encouraging unreasonable risk taking;

•	Each executive’s total compensation should correlate to his or her relative contribution to the Company and the achievement of individual and/or business (as defined below) goals;

•

The compensation program should drive enterprise financial and operational outcomes in a manner that improves the Company’s operational performance, creates stockholder value and aligns the executives’ interests with the interests of our stockholders, all without encouraging inappropriate risk taking; and

•	Executives should be rewarded for superior performance through balanced cash-based incentives and equity compensation.

Our executive compensation program is designed to focus our executives on critical business goals that translate into long-term value creation. As a result, we believe that a meaningful portion of our executives’ compensation should be variable and based, as appropriate, on the financial performance of the Company or one of its specific businesses, segments or departments (“businesses”). We have increased the emphasis on performance-based compensation in recent years through our annual Management Incentive Compensation Plan (the “MICP”), a sub-plan of the Performance Incentive Plan, and through the use of PSUs and other equity awards. The PSUs, in particular, subject a material element of executive compensation to the achievement of pre-established performance metrics. For awards granted in October of fiscal 2021, PSUs comprised 100% of the long-term equity awards to our CEO and comprised 50% of the equity award allocation formula for the senior leadership team, including the other Named Executive Officers. The MICP also features a component that is designed to reward annual improvement in personal performance objectives. For each fiscal year (as well as the Transition Period), individualized target performance areas are determined for each executive, and a portion of each executive’s compensation under the MICP is dependent upon achievement of those objectives. These individualized target performance areas, referred to as annual improvement priorities (“AIPs”), are designed to drive results that meet or exceed financial targets for the year in areas that are critical to the long-term success of the Company.

Our executive compensation program also aims to reward long-term value creation through equity-based awards that help align the financial interests of management with those of our stockholders since the ultimate value of equity-based awards is tied to the value of our stock. In addition, our executive compensation program includes selective employment-related letter agreements and change in control and severance arrangements that are intended to facilitate those officers’ commitment and dedication to the Company.

CEO Compensation Philosophy. For compensation planning for fiscal 2022, the Committee continued with its approach to review the CEO’s base and incentive compensation annually (e.g., for merit increases, annual incentive awards and equity grants) with WTW, its independent compensation consultant. For fiscal 2022, there was no merit increase to the CEO base salary. With respect to equity grants, following the completion of the RMT Transaction, the Committee adjusted the timeline for the annual grant schedule by granting the fiscal 2022 annual equity awards in October 2021 (there was no annual grant made by the Committee in February 2022) to accommodate a broad and fully inclusive all associate grant at inception of the post-RMT Transaction Company. The Committee provided the CEO with traditional annually awarded long-term incentive opportunities in October 2021 that are focused on outperforming applicable metrics and emphasize long-term value creation for our business and our stockholders. Historically, the CEO’s entire long-term incentive opportunity was exclusively granted in the form of PSUs to further align his compensation with the interests of stockholders and the attainment of performance-based metrics. As a direct result of the Company not granting equity to the CEO in fiscal 2022, the CEO’s total compensation was positioned below the median of our peer group, which is further discussed below.

Stockholder Outreach and Input

We value the opinions of our stockholders and regularly engage with them on various matters. In spring of 2022, prior to our annual meeting, our Investor Relations team contacted stockholders representing approximately 64% of our outstanding stock regarding our executive compensation program. At last year’s annual meeting, approximately 49% of the outstanding votes cast on the advisory say-on-pay vote voted in favor of the 2021 compensation of our named executive officers. We responded by undertaking a robust stockholder engagement process to solicit feedback from stockholders and obtained input from the Compensation Committee’s independent compensation consultant. We also consulted proxy advisory firms to understand their perspectives on our executive compensation program and to address their questions.

After our 2022 annual meeting, our integrated outreach team, led by our Investor Relations group, General Counsel and Corporate Secretary’s office and Chief Human Resources Officer, conducted extensive stockholder outreach (separate from the outreach conducted in the spring of 2022) in December 2022 and January 2023 with the following objectives:

•	Attaining stockholder feedback on our strategy around executive compensation.

•	Understanding stockholder questions, concerns, and priorities surrounding executive compensation.

•	Providing insight into executive compensation with our stockholders.

In our stockholder outreach that was conducted in December 2022 and January 2023:

•   We invited stockholders representing approximately 61% of our outstanding common stock to meet with our integrated outreach team to share feedback.

•   We met with each stockholder who accepted our invitation. Overall, we received feedback from stockholders, representing approximately 47% of our outstanding common stock. This represented meeting with holders of 77% of the outstanding common stock that were contacted as part of our formal stockholder outreach effort.

We received constructive feedback on executive compensation, sustainability and other matters. Following the completion of our stockholder meetings, the feedback was presented to our executive management team and the Board for their review and consideration. The executive management team and the Board have carefully considered feedback from stockholder discussion and, as a result, implemented a number of enhancements to our current programs and practices. We will continue to seriously consider feedback from these discussions as we move forward.

Below is a summary of the feedback we received from stockholders as related to executive compensation, as well as our response. For additional information about our robust stockholder outreach efforts in 2022-23, see “Stockholder Update and Highlights – Stockholder Outreach and Input” starting on page 7 above.

Stockholder Feedback	Our Response

Executive Compensation Related to the RMT Transaction

We discussed the acceleration of PSU vesting in 2021 in connection with the successful RMT Transaction and the waiver of the cap for one individual’s payout under the Management Incentive Compensation Plan (“MICP”) in 2021. Stockholders understood and appreciated the one-time nature of these events and the rationale for them.

•   Neither of these one-time events that took place in 2021 was repeated in 2022.

•   For fiscal 2022, payouts under our MICP were below target and payouts were made in accordance with the formula set forth in the plan.

•   No adjustments or waivers of the cap in fiscal 2022 occurred; no equity awards were accelerated.

Executive Compensation Philosophy

Stockholders discussed executive compensation philosophy and policies, sought to further understand and clarify aspects of our policies and discussed other desired practices and market trends.

•   We regularly evaluate our compensation policies and practices to ensure they are market and in-line with stockholder expectations.

•   We revised our stock ownership guidelines (SOG) based upon feedback so that “in the money” stock options are no longer included in the calculation to determine compliance with our SOG.

The Board has considered, and will continue to seriously consider, feedback from these discussions as we review and evaluate our executive compensation and other programs and the evolution of our business.

Other Considerations. The Committee reviews market-based data as one benchmark to provide a reference point for compensation practices as well as a source of comparative information to assist in determining various components of compensation. However, it does not use this information to mathematically calculate compensation nor limit itself to any specified range. The Committee reviews market-based data in general terms and uses its judgment and discretion to address individual circumstances rather than simply targeting a level of compensation that falls within a specific range of the data.

In connection with the completion of the RMT Transaction, for purposes of its review of base salary and other elements of the compensation program Zurn Elkay and WTW developed a peer group of with an emphasis on water-based manufacturing companies that reflect the focused and modified size of the Company. These fifteen companies include Advanced Drainage Systems, Inc., Badger Meter, Inc., CIRCOR International, Inc., Evoqua Water Technologies Corp., Franklin Electric Co., Inc., Graco Inc., Helios Technologies, Inc., Kadant Inc., Lindsay Corporation, Mueller Water Products, Inc., Nordson Corporation, Northwest Pipe Company, SPX FLOW, Inc., The Gorman-Rupp Company and Watts Water Technologies, Inc. (the “Peer Group”).

Setting Executive Compensation and the Role of Our Executive Officers and Consultants in Compensation Decisions

The Committee annually reviews and approves all compensation decisions related to our Named Executive Officers. The CEO establishes the AIPs for each executive officer other than himself; the Committee establishes the AIPs for the CEO. At the end of the year, prior to making the annual compensation determinations for each executive officer, one or more members of the Committee work together with the CEO to review the performance of the Company and its respective businesses, the role of each executive in the various aspects of that performance and the executive’s level of achievement of his or her AIPs. To assist with this process, in fiscal 2022 our CEO and members of management utilized data provided by our independent compensation consultant for each executive officer. Based on this review and data, the CEO made recommendations to the Committee as to the compensation of all senior management, including the Named Executive Officers other than himself. The Committee considers these recommendations and meets with its compensation consultant independently in making the final determinations. Other than our CEO, none of the other Named Executive Officers had or have any role in determining the fiscal 2022 compensation of other Named Executive Officers. We anticipate that the CEO will continue to have a role in setting the compensation for the senior management of the Company.

The Committee currently uses WTW as its independent compensation consultant to assist in analyzing the Company’s compensation programs and making compensation decisions. The Committee is directly responsible for the appointment, termination, compensation and oversight of the work of any compensation consultants hired by it and considers the independence of any such consultant prior to retention. The Company provides appropriate funding, as determined solely by the Committee, for the payment of compensation to the compensation consultants engaged by the Committee.

WTW provides ongoing advisory services to the Committee on various aspects of its overall compensation practices, including, but not limited to, the MICP, the long-term incentive compensation program and the related Performance Incentive Plan, and the compensation program for outside directors. WTW also provides assistance with reviews of compensation programs for the CEO and other executive officers. The Company paid WTW $141,000 in fiscal 2022 for these advisory services related to its executive and director compensation programs. In addition, in fiscal 2022, WTW was also engaged by management, finance and human resources to provide pension actuarial, general compensation consulting and property and casualty insurance brokerage services. Fees for these services totaled $266,000 in fiscal 2022.

After considering the factors set forth in the SEC and NYSE rules, in accordance with the Committee’s charter, the Committee determined that WTW is sufficiently independent to appropriately advise the Committee on compensation matters and that its relationship with WTW does not give rise to any conflict of interest. Going forward, the Committee expects that it will continue to engage WTW and other compensation consultants when and as appropriate and will conduct an assessment of consultants’ independence prior to any such engagement.

Fiscal 2022 Executive Compensation Components and Determinations

The principal components of our executive compensation program are discussed below.

Base Salary. The Committee currently reviews base salaries for all executives (including the CEO) annually, with base salary adjustments typically finalized in the first quarter of the fiscal year. In determining base salaries, the Committee considers the executive’s responsibilities, experience, skills, sustained level of performance in the job, performance in the prior year, contribution to overall business goals, publicly-available data, information obtained from compensation consultants and the CEO’s recommendations (with respect to executive officers other than himself). Based on the Committee’s subjective review of these factors, it determines each Named Executive Officer’s base salary, which are intended to be competitive with the market.

There was no change to the base salary of the CEO in fiscal 2022. His base salary continues to be comparable to the median of general industry survey data and competitive with the median of peer group comparisons. Base salary increases for the other Named Executive Officers varied from 0% to 1.7%, with the exception of Mr. Wehr, whose base salary increased by 30.7% in connection with his promotion as COO. Base salary levels for our executive officers, in aggregate, are near the median of the market. As a result of the adjustments reported in the table below, the base salaries for the Company’s other Named Executive Officers continue to be competitive with the market and reflect individual performance.

The Committee reviewed the base salaries for all executives (including the CEO) in February 2022, using the process discussed above, and finalized the following adjustments:

Name	Fiscal 2022 Base Salary ($)	Increase as Compared to Fiscal 2021 (%)
Todd Adams	$1,005,000	—
Chairman and Chief Executive Officer

Mark Peterson	$550,000	—
Senior Vice President and Chief Financial Officer

Rodney Jackson (1)	$410,000	1.5%
Former Senior Vice President - Business and Corporate Development

Michael Troutman	$395,000	1.7%
Chief Information Officer

Craig Wehr (2)	$575,000	30.7%
Chief Operating Officer

(1) As previously announced, Mr. Jackson’s employment with the Company ended effective February 17, 2023.

(2) The base salary for Mr. Wehr was increased during fiscal 2022 in connection with his promotion as COO.

Fiscal 2022 Performance-Based Awards. We believe that a substantial portion of our executive officers’ compensation should be variable, based on the Company’s financial performance, and provide an opportunity to earn additional awards in connection with superior business and individual performance.

Annual incentives based on performance during fiscal 2022 were principally awarded to our executive officers through the MICP; long-term incentives granted during fiscal 2022 are discussed in “Long-Term Equity Incentive Awards” below. The MICP is designed to provide our key officers, including our Named Executive Officers, with appropriate variable incentives to achieve and exceed key business objectives by providing performance-based compensation in addition to their base salary. Under the terms of the MICP, participants are eligible to earn variable incentives based upon the achievement by the Company or the respective business, as the case may be, of the financial targets established by the Committee and each executive’s individual performance and achievement of AIPs; all amounts awarded under the MICP are also subject to the overall review, approval and potential adjustment by the Committee.

The board of directors, based on input from the CEO and CFO, approves the financial performance targets for the Company and each business, and the Committee uses those to set the financial targets under the MICP. The Committee sets the AIPs for our CEO and our CEO establishes the AIPs for all of the other members of senior management participating in the MICP, including the other Named Executive Officers. In setting the financial targets, the Company considers its strategic plan and determines what achievement will be required for that period to drive to its multi-year performance commitment.

Under the MICP, each participant’s target incentive amount is based upon a specified percentage of the participant’s annual base salary. In making determinations for the MICP awards to executive officers and other key personnel for fiscal 2022, the Committee reviewed, among other factors, the results of its compensation consultants’ studies of the Company’s cash compensation. For fiscal 2022, the target incentive amounts as a percentage of annual base salary were as follows:

Name	Target MICP %
Todd A. Adams	125%
Mark W. Peterson	100%
Rodney L. Jackson	50%
Michael D. Troutman	50%
Craig G. Wehr	100%

Target incentive levels for our executive officers were, in aggregate, slightly above the median of the market. The level for each executive was set so as to incentivize executives to achieve superior corporate and individual results by providing meaningful compensation upon the achievement of established goals.

The target incentive level for Mr. Adams was set to make his compensation particularly focused on value creation for stockholders and was generally in line with that of the Peer Group. However, the Committee continued to limit the maximum payment (which was set at 250% of base salary) that may be earned by Mr. Adams, as well as by the other Named Executive Officers, under the MICP, as the Committee believes that a cap on the payment is appropriate and that the cap is at a sufficiently high level so as to continue to encourage strong performance. However, the Committee retains the discretion to waive the cap on the payment.

Under the terms of the MICP, each participant is initially entitled to his or her target incentive amount if 100% of the specified performance targets (“Base Targets”) are achieved. For the Named Executive Officers to be eligible for a minimum incentive payout under the corporate financial performance metrics, which are subject to adjustment by the Committee in certain extraordinary circumstances, the Company must reach a threshold level of performance, which, for fiscal 2022, was at least 90% of either of the respective metrics (which are described in more detail below), with higher payouts for attainment of superior levels of performance, as summarized in the below table:

Achievement	90% of Financial Targets	100% of Financial Targets	105% of Financial Targets	110% of Financial Targets	115% of Financial Targets	120% of Financial Targets	125% or > of Financial Targets
Financial Factor Payout	50%	100%	112.5%	125%	150%	175%	200% and >*

*	For each additional 5% increase in the percent of Base Target plan achievement above 115%, the financial factor payout will increase 25%.

With respect to the financial performance portion of the incentive formula under the MICP, the Committee believes that incentive compensation should increase incrementally as the level of achievement increases and that executives should be encouraged to strive for superior results. While there is a cap on the maximum payout amount to the CEO and other Named Executive Officers, as noted above, the Committee believes the cap is at a sufficiently high level so as to continue to encourage strong performance. The Committee has discretion to increase or decrease the amount actually paid out under the MICP if necessary to account for certain extraordinary events or other factors that may have disproportionately affected the formulaic results or to adjust for how the formulaic results are calculated. In addition, there is generally no minimum incentive payable under the MICP even if 90% or more of the corporate financial performance metrics are achieved because the incentive payment is subject to the individual’s AIP multiplier (also referred to as personal performance multiplier), which could be 0%.

After the financial results have been calculated under the MICP, each individual’s personal performance and AIPs are evaluated by the Committee (for the CEO) and by the CEO (for other executive officers), after which the individual’s personal performance multiplier is applied to determine the amount of the incentive earned. The Committee believes it is important for the MICP to align each Named Executive Officer’s compensation with the officer’s individual, unit, group and/or corporate financial performance. Under the MICP, the personal performance objectives are intended to reinforce cross-functional, business teamwork, should generally tie to strategy deployment objectives and should be aggressive, measurable, and critical to success of the Company’s business. For executive officers, the personal performance multiplier is between zero and 150%, with the Committee determining each officer’s multiplier based on the individual’s performance. A performance multiplier of 100%, or 1.0, is used to denote on-target achievement of goals.

As noted above, Base Targets under the MICP are comprised of the Company’s financial performance metrics combined with individual AIPs. MICP performance is tied to the Company’s consolidated financial performance. The specific metrics for fiscal 2022 were based as follows:

Metric	Weight
Adjusted EBITDA	50%
Free Cash Flow	50%

For the MICP, we generally define adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock-based compensation expense, other (income) expense, LIFO (income) expense, un-budgeted acquisitions and other non-recurring items, translated at constant currency as used for internal management reporting. We define Free Cash Flow, for purposes of the portion of the MICP based on consolidated Company performance, as cash flow from operations less capital expenditures (net of proceeds from the sale of fixed assets, if any), un-budgeted acquisitions, non-cash excess tax benefits on stock option exercises and, when appropriate, other non-recurring items, translated at the constant currency used for internal management reporting. While the MICP metrics may be measured at various levels within the organization, the mechanics of the calculations are substantially the same for all participants in the MICP.

For fiscal 2022, the Company again used adjusted EBITDA in the MICP because it believes adjusted EBITDA is an important supplemental measure of performance and is frequently used by analysts, investors and other interested parties in evaluating companies in our industry. Further, the Company used adjusted EBITDA because it is used by the Company’s lenders, and often compared by analysts and investors, in evaluating our overall profitability and ability to meet debt service obligations. The Committee also used Free Cash Flow as an additional metric under the MICP because the Committee believes it represents the ability to generate cash and, therefore, potentially improve profits. It also provides increased transparency around operating cash flow generation and, therefore, aligns the Named Executive Officers’ incentive compensation with a measure over which they more directly control.

The Committee’s intention in setting the Base Targets under the MICP for fiscal 2022 was to provide strong incentive for the executives to perform at a high level and create value for our stockholders in order for any incentives to be earned. Accordingly, the Committee believed that in the then-existing economic climate an exceptional level of performance to attain or exceed the target level would be required, but such targets also remained practically attainable in order to discourage excessive risk-taking to achieve them. After the completion of the performance period, the Committee makes a determination as to whether the targets were met, and determines the extent, if any, to which the target incentives should be paid based on these results and other factors. In addition, under the MICP, if any acquisition or disposition of any business by the Company, merger, consolidation, split-up, spin-off, or any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Committee to be appropriate, then the Committee will, in good faith and in such manner as it may deem equitable, adjust the financial targets of the MICP or modify the payouts thereunder, including adjusting these upward or downward.

The consolidated plan for fiscal 2022, which all executive officers participated in, reflected performance during fiscal 2022. With respect to consolidated results for purposes of the MICP, the Committee determined that the Company consolidated adjusted EBITDA did not meet the established cliff and therefore the payout for the adjusted EBITDA portion of MICP was 0%, and that Free Cash Flow was $140 million, or 90% of the target. The resulting payout under the consolidated plan was 25% of target for fiscal 2022.

As mentioned above, aggregate incentives under the MICP are weighted to include corporate financial performance metrics, as well as personal performance; thus, the results under the corporate financial metrics are subject to change based on the personal performance multiplier and achievement of AIPs. For fiscal 2022, Mr. Adams’ AIPs focused on overall growth and performance of the Company, and increasing organizational capabilities; Mr. Peterson’s AIPs focused on compliance, cost savings (including Elkay related synergies) and the financial strength of the Company; Mr. Jackson’s AIPs focused on the successful execution of the Elkay merger and identifying and executing on other potential transactions; Mr. Troutman’s AIPs focused on the integration of the Elkay business, systems of the Company as well as enabling industry leading solutions and digital capabilities; and Mr. Wehr’s AIPs focused on the integration of the Elkay business and the overall growth and performance of the Zurn Elkay business.

After completion of fiscal 2022, the Committee reviewed the CEO’s level of personal performance and the achievement of AIPs. Additionally, the Committee, along with input from the CEO, reviewed the remaining Named Executive Officers’ level of personal performance and the achievement of AIPs. Below is a summary of the financial factor, personal factor and final 2022 MICP payout amounts:

Name	Financial Factor	Personal Factor	2022 MICP Amounts
Todd A. Adams	25%	1.00	$314,063

Mark W. Peterson	25%	1.00	137,500

Rodney L. Jackson	25%	1.00	51,250

Michael D. Troutman	25%	0.95	46,906

Craig G. Wehr	25%	1.00	143,750

Long-Term Equity Incentive Awards. The Company and the Committee provide incentives that link our Named Executive Officers’ compensation to the returns experienced by our stockholders, primarily through awards under the Performance Incentive Plan. The Performance Incentive Plan is intended to provide performance incentives to our officers, employees and certain others by permitting grants of equity awards and performance-based cash awards to such persons, to encourage them to maximize our performance and to create value for our stockholders. The types of permitted awards include stock options, stock appreciation rights, stock bonuses, restricted stock and RSUs, performance stock and PSUs, stock units and other similar rights to purchase or acquire shares, as well as cash awards. Awards may vest, over time, upon the occurrence of one or more events or by the satisfaction of performance criteria, or any combination thereof. The Performance Incentive Plan is administered by the Committee.

The Committee generally uses an annual grant schedule for equity awards. Typically, grants are made in the first quarter of each fiscal year, following the announcement by the Company of the prior year’s results. In fiscal 2021, the Committee awarded the annual equity grant in February 2021. In addition, following the completion of the RMT Transaction, the Committee adjusted the timeline for the annual grant schedule by granting fiscal 2022 annual equity awards in October 2021 (there was no annual grant made by the Committee in February 2022) to accommodate a broad and fully inclusive all associate grant at inception of the post-RMT Transaction Zurn.

There were no equity grants to the Named Executive Officers in fiscal 2022, other than a mid-year grant to Mr. Wehr. The grant to Mr. Wehr was in connection to his promotion to Chief Operating Officer and consisted of 95,878 PSUs, and was based on the incremental responsibilities and breadth of the new role, along with benchmarking the long-term incentive compensation to peers. For PSUs granted to Mr. Wehr in fiscal 2022, 50% of the value of PSUs is based on goals related to free cash flow conversion goals and 50% is based on goals related to ROIC.

In fiscal 2023, the Committee returned to the practice of granting awards annually in the first quarter of the fiscal year. The Committee may also make other such grants from time to time based on various facts and circumstances, including but not limited to new hires, changes in roles or responsibilities, individual performance, business combination transactions, specific achievements and other associate retention considerations. The Committee believes that equity-based awards play an important role in fostering a pay-for-performance culture, in which incentives are created for our executives to maximize Company performance and align the interests of our executives with those of our stockholders. In fiscal 2023, the long-term equity awards granted to our executive officers consisted of 60% PSUs and 40% RSUs.

In furtherance of our pay-for-performance philosophy, and after a review of competitive practices, the Committee has increased the portion of the long-term equity award granted to our executive officers as PSUs in recent years to drive even greater alignment between senior management and the long-term interests of stockholders. Target long-term incentive compensation levels for our executive officers were, in aggregate, above the median of the market, in furtherance of our compensation philosophy. The Committee believes that the use of PSUs and the allocation formulas further align the interests of our executives with those of our stockholders, support our talent strategy, enhance retention opportunities, provide additional motivation for our executives to succeed in the long-term and maintain market competitiveness.

RSUs that vest based on continued employment are included in our executive officer long-term incentive mix in order to better align management with the long-term interests of stockholders, provide retention incentives and maintain a market-competitive compensation structure. The RSUs granted to executive officers for fiscal 2022 vest in three equal annual installments, assuming continued service.

Traditional stock options, with an exercise price equal to the Company’s closing stock price on the grant date, that vest ratably over three years after the grant date and have a maximum term of 10 years after the grant date, were part of the long-term incentive mix for certain of the executive officers in October 2021.

The Committee intends to continue to make annual or regularly recurring grants of equity awards to our Named Executive Officers and other officers, key employees, directors and consultants.

See also the “Outstanding Equity Awards at December 31” table for additional information regarding outstanding equity awards.

Stock Ownership Requirements for Executive Officers. The Committee has adopted stock ownership guidelines for our executive officers, including the Named Executive Officers, to align their interests with the long-term interests of our stockholders and to encourage significant levels of stock ownership. The guidelines are expressed as a multiple of an executive’s base salary. The guidelines require the CEO to own Zurn Elkay stock with a market value equal to six times his base salary and require the executive officers other than the CEO to own three times their base salary within a specified five-year window. Shares owned and performance shares once earned are included in determining the executives’ level of ownership. In the last year, we revised our stock ownership guidelines so that shares underlying vested stock options that are “in the money” are no longer included in determining the executives’ level of ownership. As of the Record Date, four of our executive officers, including the CEO, had met the stock ownership guidelines, and the Company believes that all of the executives will have met their stock ownership guidelines within the specified five-year window.

Clawback Policy. Pursuant to the Company’s Executive Compensation Clawback Policy, if the Company is required to restate its financial results as a result of material non-compliance with financial reporting requirements, the Committee will review cash incentive compensation and equity-based compensation (“Incentive Compensation”) that was paid to the Company’s current and former executive officers based on the achievement of specific corporate financial goals during the period of the restatement. If any Incentive Compensation would have been lower had it been calculated based on the Company’s restated financial results, the Committee may, as and to the extent it deems appropriate, recover all or any portion of Incentive Compensation paid in excess of what would have been paid based on the restated financial results. The Committee may seek the recovery of Incentive Compensation for up to three years preceding the date on which the Company is required to restate its financial results. In addition, the Company may take such other disciplinary action, including under other Company policies, against any executive officer whose misconduct led to the restatement as it deems necessary and appropriate, including termination of employment and/or appropriate legal action.

This policy applies in addition to any right of recoupment against the Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002. The policy does not apply in any situation where a restatement is not the result of material non-compliance with financial reporting requirements, such as any restatement due to a change in applicable accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

Anti-Hedging and Anti-Pledging Policies. The Company’s Insider Trading Policy expressly prohibits directors, officers and employees from engaging in any hedging or monetization transactions that are designed to hedge against a decrease in the price of the Company’s common securities, such as zero-cost collars and forward sale contracts. Further, the Insider Trading Policy prohibits directors, officers and employees from holding Company securities in a margin account, pledging Company securities as collateral for a loan or taking out loans against 401(k) Plan balances invested in the Zurn Elkay Stock Fund.

Employment-related Agreements; Severance and Change in Control Arrangements; Other Benefits upon Termination. Historically, the Company generally has not entered into employment agreements with its domestic employees, including with its executive officers in the United States, because the Company believed that management and executives should be treated similarly to other employees and should be subject to at-will employment. Instead, the Company had employment offer letters to set forth the initial terms and conditions of employment, but generally those did not have continuing obligations. However, the Company has, from time to time, entered into employment agreements or letter agreements related to employment arrangements, including with its Chief Executive Officer and in connection with acquisitions or significant transactions, in order to retain key individuals. The Company entered into a letter agreement with Mr. Adams regarding his continuing employment on December 13, 2018, to replace his former employment agreement.

To provide for uniform treatment of our executive officers, the Company has an Executive Change in Control Plan and an Executive Severance Plan, both of which apply to all executive officers (including the CEO) and certain other key employees. Mr. Adams is covered by these plans, although at somewhat higher benefit levels than other participants, which is in line with market practice. The Committee periodically reviews these benefits to help assure that they remain at appropriate levels. The Executive Change in Control Plan provides potential benefits upon certain terminations that occur in connection with a change in control. The Executive Severance Plan provides potential benefits in the event of a termination of an executive officer without cause other than in connection with a change in control transaction and sets uniform benefits levels for executive officers.

The Committee believes it is important to have employment-related letter agreements, and change in control and severance arrangements, to help assure the Company of the continuing availability of the Named Executive Officers’ and other key employees’ services over a period of time and to protect the Company from competition post-employment, as well as to help assure that those individuals will not be distracted by personal interests in the case of a potential acquisition of Zurn Elkay and to maintain their continuing loyalty to the

Company. The change in control provisions in the Executive Change in Control Plan utilize a “double trigger” before benefits are payable because the Committee did not believe it was appropriate to provide benefits simply upon the change in control if employment is not affected.

For more information regarding the letter agreement with our CEO, the Executive Change in Control Plan and the Executive Severance Plan, see “Executive Compensation—Employment-Related Agreements and Potential Payments upon Termination or Change in Control” below.

In addition, for all officers and employees, including the Named Executive Officers, outstanding unvested equity awards granted under the Performance Incentive Plan have a “double trigger” and do not immediately vest on a liquidity event, such as the Company being acquired, unless certain other conditions, such as a loss of employment, are met.

Retirement Benefits. Each of our Named Executive Officers participates in qualified defined contribution retirement plans maintained by the Company on substantially the same terms as other participating employees. Mr. Wehr also participates in the legacy Zurn Non-Union Pension Plan (the “Pension Plan”); however, none of the other Named Executive Officers participate in any qualified or nonqualified defined benefit pension plans of the Company because participation in the Pension Plan was closed to new employees prior to their respective hire dates.

Benefit payments under the Pension Plan are generally based on average annual compensation—including overtime pay and certain other forms of compensation reportable as wages taxable for federal income tax purposes, but excluding severance payments, amounts attributable to our equity plans and any taxable fringe benefits for the five consecutive years within the last 10 consecutive years preceding termination of employment that produce the highest average. Benefits are generally payable as a life annuity for unmarried participants and on a 50% joint and survivor basis for married participants. The full retirement benefit is payable to participants who retire on or after age 65, and a reduced early retirement benefit is available to participants who retire on or after age 55 with 10 years of service. No offsets are made for the value of any social security benefits earned. Benefits under the Pension Plan are frozen except that former participants in one prior plan who were at least age 40 on December 31, 2009, including Mr. Wehr, continue to have additional compensation taken into account and will receive benefits based on the five consecutive years within the final 10 consecutive years preceding termination of employment that produce the highest average annual compensation.

Nonqualified Deferred Compensation. The Zurn Elkay Deferred Compensation Plan (the “Deferred Plan”) is intended to further enhance executive officers’ and other participants’ ability to defer compensation to permit long-term savings. Pursuant to the Deferred Plan, officers of the Company, including the Named Executive Officers, and other employees selected by the Compensation Committee for participation (“Eligible Participants”) may elect to defer payment of up to 75% of their base salary, annual cash incentive bonus and hiring bonus. Under the Deferred Plan, the Company makes matching contributions equal to 50% of the first 8% of base salary or bonus that each Eligible Participant defers under the Deferred Plan, with the amount of the Company match being capped at 4% of an Eligible Participant’s base salary. Company contributions credited to an Eligible Participant’s account will be vested once he or she has been an Eligible Participant for three years.

Eligible Participants may direct the manner in which amounts credited to their accounts are deemed invested by choosing from among investment alternatives that generally parallel those offered under the Company’s 401(k) Plan (except that the Zurn Elkay Stock Fund and any collective investment trusts are not offered under the Deferred Plan). Deemed earnings and losses are periodically credited to Eligible Participants’ accounts based on the investment experience of their deemed investments. Each Eligible Participant may elect to have deferred amounts (as adjusted to reflect deemed earnings experience) distributed after the Eligible Participant’s separation from service in the form of a lump sum payment or in annual installment payments over a period of 5 or 10 years, with certain exceptions for separation from service prior to the attainment of age 60 or upon death. In any event, payments triggered by a separation from service generally will be delayed for six months following such separation as required under Internal Revenue Code Section 409A. Upon the death of an Eligible Participant or a change in control of the Company, an Eligible Participant’s remaining account balance will be distributed in a lump sum.

Other Personal Benefits. The Company and its subsidiaries provide executive officers with personal benefits, such as reimbursement of travel expenses, automobile-related benefits, club dues, estate, tax and financial planning assistance (in the case of financial planning assistance, either paid for by the Company or reimbursed up to $30,000 per year) and moving, relocation and temporary housing expenses and reimbursements, when appropriate, all of which the Company believes are reasonable, competitive and consistent with its overall compensation program. In that regard, the Committee has periodically reviewed the benefits provided to the Named Executive Officers. In particular, during fiscal 2022, benefits to the Named Executive Officers included, varying on the particular executive officer, club dues, estate and financial planning assistance, and an automobile allowance or participation in an automobile leasing program.

Tax Considerations. As a result of Tax Reform, the performance-based compensation exception, which permitted deductibility for certain compensation over $1.0 million, was generally eliminated prospectively, subject to transitional provisions for certain compensation and grants awarded.

While the Committee intends to be mindful of both the effects of the reduction of tax deductibility and the need for the Company to continue to offer competitive compensation notwithstanding Tax Reform, the Committee also expects to continue to include compensation keyed to the Company’s pay-for-performance philosophy as a significant portion of executive compensation. The Committee anticipates taking appropriate action to attempt to preserve the deductibility for past awards to the extent reasonably possible and as permitted by transitional provisions.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee during fiscal 2022 was a current or former employee of the Company, nor were there any transactions or relationships involving members of the Compensation Committee that required disclosure under SEC rules.

COMPENSATION COMMITTEE REPORT

The duties and responsibilities of the Compensation Committee of the board of directors are described above under “Corporate Governance—Board Committees—Compensation Committee” and are set forth in a written charter adopted by the board. The charter is available on the Company’s website. The Committee reviews and reassesses this charter annually and recommends any changes to the board for approval.

As part of its duties, the Committee has reviewed and discussed with management the above “Compensation Discussion and Analysis.” Based upon this review and discussion, the Committee recommended to the Company’s board of directors that the “Compensation Discussion and Analysis” be incorporated by reference in the Company’s Annual Report on Form 10-K and be included in this Proxy Statement.

Members of the Compensation Committee at the time of the filing of the Annual Report on Form 10-K and who approved this report:

Thomas D. Christopoul (Chair)

David C. Longren

Rosemary Schooler

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information about the compensation of our Named Executive Officers. In the table below, the row labeled “TP” reports compensation for the Transition Period.

Name	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Todd A. Adams	2022	$1,005,000	$—	—	—	$314,063	—	$100,991	$1,420,254
Chairman and	2021	1,005,000	—	$11,920,040	—	3,354,188	$402,375	88,734	16,770,337
Chief Executive Officer	TP	579,808	—	6,250,001	—	1,354,395	500,339	44,516	8,729,058
	2020	998,846	—	4,200,003	—	1,648,828		85,157	6,932,834

Mark W. Peterson	2022	550,000	—	—	—	137,500	—	51,983	739,483
Senior Vice President	2021	547,115	—	2,925,049	$374,987	1,101,375	—	48,409	4,996,935
and Chief Financial Officer	TP	323,077	—	1,750,008	—	424,512	26,885	21,174	2,545,655
	2020	520,385	—	1,075,018	—	520,931	—	49,281	2,165,615

Rodney L. Jackson	2022	409,077	—	—	—	51,250	—	50,705	511,032
Former Senior Vice President-	2021	403,308	—	428,753	56,258	413,494	40,569	51,848	1,394,230
Business and Corporate
Development (7)

Michael D. Troutman	2022	394,000	—	—	—	46,906	—	52,207	493,113
Chief Information Officer(8)	2021	387,173	—	593,791	81,234	518,648	91,001	50,772	1,722,619

Craig G. Wehr	2022	516,731	—	3,000,023	—	143,750	—	52,801	3,713,304
Chief Operating Officer	2021	437,692	—	2,100,025	249,984	497,063	32,721	53,333	3,370,818
	TP	258,462	—	724,998	—	354,375	214,932	32,868	1,585,635
	2020	415,385	—	450,015	—	341,250	89,036	52,437	1,348,123

(1)

Salary reflects amounts actually paid during the fiscal year or Transition Period. Any amounts deferred under the Zurn Elkay Deferred Compensation Plan are also included in the “Executive Contributions in Last Fiscal Year” column of the “Nonqualified Deferred Compensation” table below.

(2)

The amounts in column (d) include only bonus payments made outside of our annual MICP or guaranteed payments thereunder in excess of amounts otherwise earned. Cash payments under the MICP are set forth in column (g), “Non-Equity Incentive Plan Compensation.” For information regarding payments under the MICP related to performance during fiscal 2022, see “Compensation Discussion & Analysis—Fiscal 2022 Executive Compensation Components and Determinations— Fiscal 2022 Performance-Based Awards.”

(3)

The amounts in columns (e) and (f) reflect the grant date fair value computed in accordance with ASC 718 for equity awards under the Performance Incentive Plan made in each year. For fiscal 2021, the amounts in columns (e) and (f) include awards granted in February 2021 and October 2021. Following the completion of the RMT Transaction, the Committee adjusted the timeline for the annual grant schedule by granting fiscal 2022 annual equity awards in October 2021 (there was no annual grant made by the Committee in February 2022) to accommodate a broad and fully inclusive all associate grant at inception of the post-RMT Transaction Zurn.

ASC 718 requires the Company to recognize compensation expense for stock options and other stock-related awards granted to our employees based on the estimated fair value of the equity instrument at the time of grant. For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see the discussion of equity awards contained in Note 15 – Stock-Based Compensation to our audited consolidated financial statements included in our Annual Report.

There were no equity grants to the Named Executive Officers in fiscal 2022, other than a mid-year grant to Mr. Wehr. The grant to Mr. Wehr consisted solely of PSUs. For PSUs granted to Mr. Wehr in fiscal 2022, 50% of the value of PSUs is based on goals related to free cash flow conversion goals and 50% is based on goals related to ROIC. The value of the PSUs granted to Mr. Wehr in fiscal 2022 at the maximum performance level (2x) was $6,000,045. Grants of RSUs and stock options are not subject to performance conditions.

Please also see the “Grants of Plan-Based Awards in fiscal 2022” table for further information about equity awards granted in fiscal 2022, and the “Outstanding Equity Awards at December 31, 2022” table for information regarding all outstanding equity awards at the end of fiscal 2022.

(4)

The amounts in column (g) represent the amount payable as cash incentive awards under the Company’s MICP to the Named Executive Officers for the respective fiscal year’s performance. Any amounts deferred under the Zurn Elkay Deferred Compensation Plan are also included in the “Executive Contributions in Last Fiscal Year” column of the “Nonqualified Deferred Compensation” table below.

(5)

The amount in column (h) represents earnings on the non-qualified Deferred Compensation Plan in those periods for each Named Executive Officer. Mr. Wehr is the only Named Executive Officer who participates in the Zurn Elkay Pension Plan; as a result, for Mr. Wehr, the amount in column (h) also includes the increase, if any, in the actuarial present value of pension benefits under the Zurn Pension Plan between periods. In fiscal 2022, the value of the Deferred Compensation Plan incurred losses for the following Named Executive Officer: Mr. Adams ($589,397), Mr. Peterson ($108,677), Mr. Jackson ($124,723), Mr. Troutman ($142,055), and Mr. Wehr ($178,342). In accordance with SEC rules and related guidance, since these amounts were negative for fiscal 2022, the amounts reported above for 2022 are $0 for the Named Executive Officer listed in the preceding sentence. See the “Pension Benefits” and “Nonqualified Deferred Compensation” tables below for further discussion regarding the Pension Plan and the Deferred Compensation Plan.

(6)	The amounts in column (i) for fiscal 2022 include the items listed in the table below.

Name	Year	401(k) Matching Contribution ($)	Deferred Compensation Plan Company Contribution ($)	Automobile Allowance and Related Expenses ($)	Estate and Financial Planning ($)	Club Dues ($)	Total ($)
Todd A. Adams	2022	$10,250	$40,200	$5,779	$28,460	$16,302	$100,991

Mark W. Peterson	2022	10,250	21,885	3,629	15,670	550	51,983

Rodney L. Jackson	2022	10,250	16,132	14,208	10,114	—	50,705

Michael D. Troutman	2022	10,250	15,487	10,800	15,670	—	52,207

Craig G. Wehr	2022	10,250	17,508	5,109	15,670	4,264	52,801

(7)

Mr. Jackson served as Senior Vice President- Business and Corporate Development from 2014 until February 17, 2023. Since Mr. Jackson was not a Named Executive Officer in the Transition Period and fiscal 2020, in accordance with SEC rules, information for such periods is not required to be presented.

(8)

Mr. Troutman has been the Chief Information Officer since 2007 and an executive officer since 2017. However, since Mr. Troutman was not a Named Executive Officer in the Transition Period and fiscal 2020, in accordance with SEC rules, information for such periods is not required to be presented.

*    *    *

Narrative to Summary Compensation Table

The “Summary Compensation Table” above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in the specified periods. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, long-term equity incentives consisting of PSUs, RSUs and stock options, cash incentive compensation and accrued benefits under Company retirement plans. Named Executive Officers also earned or were paid the other benefits listed in Column (i) of the “Summary Compensation Table.”

The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow, as well as the preceding “Compensation Discussion and Analysis” section. The “Grants of Plan-Based Awards in Fiscal 2022” table, and the description of the material terms of equity awards that follows it, provide information regarding the long-term equity incentives awarded to our Named Executive Officers in fiscal 2022. The “Outstanding Equity Awards at December 31, 2022” table provides further information regarding the Named Executive Officers’ potential realizable value with respect to their outstanding equity awards. The “Nonqualified Deferred Compensation Plan” table provides information regarding contributions and period-end balances in the Company’s Deferred Compensation Plan. The discussion under “Employment-Related Agreements and Potential Payments upon Termination or Change in Control” below is intended to further explain potential future payments that are, or may become, payable to our Named Executive Officers under certain circumstances.

Grants of Plan-Based Awards in Fiscal 2022

The following table presents information about grants of plan-based awards made to our Named Executive Officers during fiscal 2022. For additional information regarding outstanding awards please see the “Outstanding Equity Awards at December 31, 2022” table.

		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($)	Grant Date Fair Value of Stock & Option Awards (5) ($)
Name	Award Type		Threshold (2) ($)	Target (3) ($)	Maximum (4) ($)	Threshold (#)	Target (#)	Maximum (#)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Todd A. Adams	MICP	02/11/2022	$628,125	$1,256,250	$2,512,500	—	—	—	—	—	—	—
Mark W. Peterson	MICP	02/11/2022	275,000	550,000	1,375,000	—	—	—	—	—	—	—
Rodney L. Jackson	MICP	02/11/2022	102,500	205,000	1,025,000	—	—	—	—	—	—	—
Michael D. Troutman	MICP	02/11/2022	98,750	197,500	987,500	—	—	—	—	—	—	—
Craig G. Wehr	MICP	02/11/2022	287,500	575,000	1,437,500	—	—	—	—	—	—	—
	PSUs(6)	08/15/2022	—	—	—	47,939	95,878	191,756	—	—	—	$3,000,023

(1)

Amounts reflect target incentive awards under the MICP for fiscal 2022 for each Named Executive Officer. Target incentive awards for fiscal 2022 were paid in cash. Actual cash amounts paid under the MICP for fiscal 2022 are included in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” above.

(2)

There is no minimum amount payable under the MICP. Unless there is a specific guaranty arrangement with a particular executive officer no payout is earned if either (i) the Company or the respective business, as the case may be, fails to achieve the specified performance metrics (which are discussed in “Compensation Discussion and Analysis—Fiscal 2022 Executive Compensation Components and Determinations—Fiscal 2022 Performance-Based Awards” above) or (ii) if an individual receives a zero achievement on his personal performance multiplier. The Threshold payout amount is 50% of the Target amount, and the amount shown in column (c) represents the amount payable under the MICP if 90% of the applicable performance targets are met and a 1.0 personal performance multiplier is applied. For each percentage point by which the applicable metrics are missed, the potential bonus is reduced by 5 percentage points; no bonus is paid if the Company (or respective business) fails to reach at least 90% of the applicable metrics; however, a bonus is paid if at least 90% of any of the applicable financial metrics is met.

For executive officers, the personal performance multiplier is between zero and 1.5, with the Compensation Committee determining each officer’s multiplier based on the individual’s performance.

(3)

Target represents the amount payable under the MICP if 100% of the corporate (or respective business) metrics are met and a 1.0 personal performance multiplier is applied, assuming each executive’s current annual base salary, excluding any additional discretionary bonus that could be paid under the plan. A personal performance multiplier of 1.0 denotes on-target achievement of goals.

(4)

For each percentage point above Target, the potential bonus is increased incrementally, in an amount equal to 2.5 percentage points for each of the first 10 percentage points over the Target and, thereafter, by 5 percentage points for each percentage point over 110% of the Target. For fiscal 2022, the Committee set a limit of 250% of base salary on the maximum incentive opportunity with respect to the corporate (or respective business) financial performance-based portion of the incentive formula under the MICP for Mr. Adams and the other Named Executive Officers. The Committee believes that such a cap is appropriate for a public company, but that the cap is at a sufficiently high level so as to continue to encourage particularly strong performance.

(5)

This amount represents the grant date fair value of the equity awards calculated in accordance with ASC 718. See also the discussion of equity awards contained in Note 15 – Stock-Based Compensation to our audited consolidated financial statements included in our Annual Report.

(6)

Vesting of the PSUs is dependent on goals related to free cash flow conversion goals and ROIC during the period from January 1, 2022, through December 31, 2024. The PSUs have 100% cliff vesting after conclusion of the performance period, assuming continued employment, and can be earned at levels between 0% and 200% based on the satisfaction of the performance conditions. For more information regarding the PSUs, see “Narrative to Grants of Plan-Based Awards Table” below.

*    *    *

Narrative to Grants of Plan-Based Awards Table

As described under “Compensation Discussion and Analysis—Fiscal 2022 Executive Compensation Components and Determinations—Fiscal 2022 Performance-Based Awards,” the MICP provides for cash incentive awards based on specified criteria. For the Named Executive Officers, the goals were based on: the achievement of personal goals, referred to as AIPs, and the achievement of minimum annual Company or a specific business’s financial performance targets.

The Performance Incentive Plan is intended to provide performance incentives to our officers, employees, directors and certain others by permitting grants of equity awards and performance-based cash awards to such persons, to encourage them to maximize our performance and create value for our stockholders. There were no equity grants to the Named Executive Officers in fiscal 2022, other than a mid-year grant to Mr. Wehr. The grant to Mr. Wehr consisted solely of PSUs. For PSUs granted to Mr. Wehr in fiscal 2022, 50% of the value of PSUs is based on goals related to free cash flow conversion goals and 50% is based on goals related to ROIC. For performance at the threshold level, 50% of the PSUs may be earned, and for performance above the target level, recipients may earn up to twice the target number of PSUs. The PSUs have 100% cliff vesting after the conclusion of the performance period, assuming continued employment. RSUs vest in three equal installments beginning on the first anniversary of the grant date, assuming continued employment. Stock options generally vest in three equal installments beginning on the first anniversary of the grant date, assuming continued employment and have a maximum term of 10 years after the grant date. See “Compensation Discussion and Analysis—Fiscal 2022 Executive Compensation Components and Determinations—Long-Term Equity Incentive Awards” above for more information regarding the Performance Incentive Plan, as well as equity grants made to our executive officers under that plan.

Outstanding Equity Awards at December 31, 2022

The following table presents information about Zurn Elkay stock and option awards held by our Named Executive Officers that were outstanding at the end of fiscal 2022.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Execisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Todd A. Adams
	5/19/2017	439,545	—	11.37	5/19/2027	—	—	—	—
	5/25/2018	184,733	—	14.22	5/25/2028	—	—	—	—
	02/16/2021(4)	—	—	—	—	—	—	293,216	9,302,278
	10/05/2021(4)	—	—	—	—	—	—	163,994	5,202,710
Mark W. Peterson	05/20/2016	199,954	—	9.69	5/20/2026	—	—	—	—
	5/19/2017	119,304	—	11.37	5/19/2027	—	—	—	—
	5/25/2018	46,780	—	14.22	5/25/2028	—	—	—	—
	10/05/2021(6)	11,161	22,320	33.05	10/5/2031	—	—	—	—
	02/16/2021(4)	—	—	—	—	—	—	81,198	2,576,007
	10/05/2021(4)	—	—	—	—	—	—	22,693	719,935
	10/05/2021(5)	—	—	—	—	7,564	159,979	—	—
Rodney L. Jackson	10/05/2021(6)	1,675	3,348	33.05	10/5/2031	—	—	—	—
	02/16/2021(4)	—	—	—	—	—	—	7,036	223,217
	10/05/2021(4)	—	—	—	—	—	—	3,404	107,992
	02/16/2021(5)	—	—	—	—	3,127	66,136	—	—
	10/05/2021(5)	—	—	—	—	1,134	23,984	—	—
Michael D. Troutman	9/3/2014	35,082	—	14.41	9/3/2024	—	—	—	—
	5/22/2015	52,851	—	12.67	5/22/2025	—	—	—	—
	5/20/2016	78,871	—	9.69	5/20/2026	—	—	—	—
	5/19/2017	37,676	—	11.37	5/19/2027	—	—	—	—
	5/25/2018	15,116	—	14.22	5/25/2028	—	—	—	—
	10/05/2021(6)	2,418	4,835	33.05	10/5/2031	—	—	—	—
	02/16/2021(4)	—	—	—	—	—	—	9,472	300,499
	10/05/2021(4)	—	—	—	—	—	—	4,917	155,992
	02/16/2021(5)	—	—	—	—	4,210	89,042	—	—
	10/05/2021(5)	—	—	—	—	1,639	34,665	—	—
Craig G. Wehr	9/3/2014	55,133	—	14.41	9/3/2024	—	—	—	—
	5/22/2015	62,461	—	12.67	5/22/2025	—	—	—	—
	5/20/2016	94,423	—	9.69	5/20/2026	—	—	—	—
	5/19/2017	40,815	—	11.37	5/19/2027	—	—	—	—
	5/25/2018	15,592	—	14.22	5/25/2028	—	—	—	—
	10/05/2021(6)	7,440	14,880	33.05	10/5/2031	—	—	—	—
	02/16/2021(4)	—	—	—	—	—	—	21,652	686,910
	10/05/2021(4)	—	—	—	—	—	—	15,129	479,968
	02/16/2021(5)	—	—	—	—	9,624	203,548	—	—
	10/05/2021(5)	—	—	—	—	5,043	106,660	—	—
	8/15/2022(4)	—	—	—	—	—	—	95,878	2,027,820

(1)	All equity grants listed were made under the Performance Incentive Plan.

(2)

The option expiration date shown in column (e) above is the stated expiration date, and the latest date that the options may be exercised. The options may terminate earlier upon a termination of employment or in connection with a change in control of the Company.

(3)	The market value of the PSUs and RSUs reported above is based on the $21.15 per share closing price of our common stock on the NYSE on the last trading day of fiscal 2022.

(4)

Vesting of the PSUs granted in February 2021 is dependent on goals related to free cash flow conversion goals and ROIC during the period from January 1, 2021, through December 31, 2023. Vesting of the PSUs granted in October 2021 is dependent on goals related to free cash flow conversion goals and ROIC during the period from October 1, 2021, through September 30, 2024. Vesting of the PSUs granted in August 2022 is dependent on goals related to free cash flow conversion goals and ROIC during the period from January 1, 2022, through December 31, 2024. The value of the February 2021, October 2021 and August 2022 awards are shown at the target achievement level based on performance-to-date as of the end of fiscal 2022.

(5)	The RSUs granted vest in three equal annual installments beginning on the first anniversary of the grant date, assuming continued employment.

(6)	The original option grant vests in three equal annual installments beginning on the first anniversary of the grant date, assuming continued employment.

Narrative to the Outstanding Equity Awards Table

Outstanding equity awards consisted of options, PSUs and RSUs granted under the Performance Incentive Plan. See also “Compensation Discussion and Analysis—Fiscal 2022 Executive Compensation Components and Determinations—Long-Term Equity Incentive Awards” above.

Awards granted under the Performance Incentive Plan have a “double trigger” and, therefore, do not provide for automatic vesting upon a change in control; unless the Compensation Committee makes other arrangements, accelerated vesting will only occur in the event of certain terminations of employment following a change in control, as set forth in the applicable plan.

Option Exercises and Stock Vested in Fiscal 2022

The following table sets forth information about option exercises and stock awards granted to the Named Executive Officers in prior fiscal years that vested in fiscal 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Todd A. Adams	—	$—	41,427	$1,172,798

Mark W. Peterson	—	—	12,607	396,524

Rodney L. Jackson	—	—	4,386	162,230

Michael D. Troutman	—	—	5,121	186,092

Craig G. Wehr	—	—	9,258	356,832

(1)

The value realized is based on the difference between the exercise price of the options and the sale price of the underlying shares on the date of exercise for shares that were sold. For shares that were held or not otherwise sold upon the exercise of options, the value realized is based on the difference between the exercise price of the options and the average of the high and low trading prices of the Company’s common stock on the NYSE on the date of exercise.

(2)	The value realized is based on the closing trading price of the Company’s common stock on the NYSE on the applicable vesting date for PSUs and RSUs.

Pension Benefits

The following table provides information on the benefits that are accrued under the legacy Zurn Non-Union Pension Plan (the “Pension Plan”) in which Mr. Wehr participates. The Company’s other Named Executive Officers did not participate in any qualified or nonqualified defined-benefit Company pension plans as of December 31, 2022.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year (2) ($)
(a)	(b)	(c)	(d)	(e)
Todd A. Adams	—	—	—	—
Mark W. Peterson	—	—	—	—
Rodney L. Jackson	—	—	—	—
Michael D. Troutman	—	—	—	—
Craig G. Wehr (3)	Zurn Non-Union Pension Plan	16.41	$514,849	—

(1)

The amount in column (d) represents the actuarial present value of the accumulated pension benefit under the Pension Plan as of the December 31, 2022 measurement date used for financial statement reporting purposes. Participants in the Pension Plan are assumed to retire at age 65, the plan’s earliest termination date with unreduced benefits. For a description of the material assumptions used to calculate the present value of accumulated benefits, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Retirement Benefits” and Note 16 – Retirement Benefits to our audited consolidated financial statements included in our Annual Report.

(2)	This column reports any payments during fiscal 2022.

(3)

Mr. Wehr was a participant in the Jacuzzi Brands, Inc. Master Pension Plan, which was merged into the Pension Plan in 2007 in connection with the Company’s acquisition of Zurn. The number of years of credited service is now frozen, but includes prior service with Jacuzzi and Zurn, as well as their affiliates.

Narrative to Pension Benefits Table

Each of our Named Executive Officers participates in qualified defined contribution retirement plans maintained by the Company on substantially the same terms as other participating employees. Mr. Wehr also participates in the Pension Plan; however, the other Named Executive Officers do not participate in any qualified or nonqualified defined benefit pension plans of the Company because participation in the Pension Plan, and predecessor plans, was closed to new employees prior to their respective hire dates.

Benefit payments under the Pension Plan are generally based on average annual compensation – including overtime pay and certain other forms of compensation reportable as wages taxable for federal income tax purposes, but excluding severance payments, amounts attributable to our equity plans and any taxable fringe benefits for the five consecutive years within the last 10 consecutive years preceding termination of employment that produce the highest average. Benefits are generally payable as a life annuity for unmarried participants and on a 50% joint and survivor basis for married participants. The full retirement benefit is payable to participants who retire on or after age 65, and a reduced early retirement benefit is available to participants who retire on or after age 55 with 10 years of service. No offsets are made for the value of any social security benefits earned. Benefits under the Pension Plan are frozen except that former participants in one prior plan who were at least age

40 on December 31, 2009, including Mr. Wehr, continue to have additional compensation taken into account and will receive benefits based on the five consecutive years within the final 10 consecutive years preceding termination of employment that produce the highest average annual compensation.

Nonqualified Deferred Compensation

The following table sets forth information related to the named executive officers’ participation in the Zurn Elkay Deferred Compensation Plan (the “Deferred Plan”).

Name	Executive Contributions in Last Fiscal Year ($)(1)(2)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings (Loss) in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)(1)	Aggregate Balance at Last Fiscal Year End ($)(1)(3)
(a)	(b)	(c)	(d)	(e)	(f)
Todd A. Adams	$100,500	$40,200	$(589,397)	—	$2,100,292

Mark W. Peterson	44,000	21,885	(108,677)	—	342,546

Rodney L. Jackson	74,031	16,132	(124,723)	—	462,118

Michael D. Troutman	91,265	17,508	(142,055)	—	617,755

Craig G. Wehr	115,898	15,487	(178,342)	—	369,154

(1)	All amounts relate to fiscal 2022.

(2)

The amounts in column (b) are reported in the “Salary” column of the Summary Compensation Table above and the amounts reported in column (c) are reported in the “All Other Compensation” column of the Summary Compensation Table above.

(3)

Of the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column, the following amounts were previously reported in the Summary Compensation Tables in the Company’s Proxy Statements for its prior annual meetings: Mr. Adams—$2,548,989; Mr. Peterson—$385,338; Mr. Jackson—$496,677; Mr. Troutman—$653,058; and Mr. Wehr—$414,090.

Narrative to the Nonqualified Deferred Compensation Table

Pursuant to the Deferred Plan, officers of the Company, including the Named Executive Officers, and other employees selected by the Compensation Committee for participation (“Eligible Participants”) may elect to defer payment of up to 75% of their base salary and annual cash incentive bonus. Under the Deferred Plan, the Company makes matching contributions equal to 50% of the first 8% of base salary or bonus that each Eligible Participant defers under the Deferred Plan, with the amount of the Company match being capped at 4% of an Eligible Participant’s base salary.

Eligible Participants may direct the manner in which amounts credited to their accounts are deemed invested by choosing from among investment alternatives that generally parallel those offered under the Company’s 401(k) Plan (except that the Zurn Elkay Stock Fund, certain other funds and any collective investment trusts are not offered under the Deferred Plan). Deemed earnings and losses are periodically credited to Eligible Participants’ accounts based on the investment experience of their deemed investments. Each Eligible Participant may elect to have deferred amounts (as adjusted to reflect deemed earnings experience) distributed after the Eligible Participant’s separation from service in the form of a lump sum payment or in annual installment payments over a period of 5 or 10 years. If an Eligible Participant separates from service prior to the attainment of age 60, any distribution election will be disregarded and the Eligible Participant will receive a lump sum distribution after his or her separation from service. In any event, payments triggered by a separation from service will be delayed for six months following such separation as required under Internal Revenue Code Section 409A. Upon the death of an Eligible Participant or a change in control of the Company, an Eligible Participant’s remaining account balance will be distributed in a lump sum.

Employment-Related Agreements and Potential Payments upon Termination or Change in Control

Employment-related Letter Agreements, Severance Arrangements and Change in Control Benefits. This section describes certain material provisions of Company arrangements related to employment and post-employment compensation.

On December 13, 2018, the Company entered into a letter agreement with Mr. Adams providing for his continued employment with the Company (the “Letter Agreement”). The Letter Agreement provides for a three-year term through December 13, 2021, after which it automatically renews for successive one-year terms unless, at least 90 days prior to the expiration of the then-current term, either party provides notice of an intent to terminate the Letter Agreement upon its then-current expiration date. Currently, neither the Company nor Mr. Adams have provided notice of intent to terminate the Letter Agreement. Under the terms of the Letter Agreement, severance and change in control benefits, which provide for longer benefits and restriction periods than for other executive officers, are payable under the Company’s Executive Severance Plan and its Executive Change in Control Plan. The Company does not currently have employment-related agreements with any of its other executive officers.

To provide for uniform treatment of our executive officers, the Company has an Executive Change in Control Plan and an Executive Severance Plan, both of which apply to all current executive officers (including the CEO) and certain other key employees. Mr. Adams is covered by these plans, although at somewhat higher benefit levels than other participants. The Committee periodically reviews these benefits to help assure that they remain at appropriate levels. The Executive Change in Control Plan provides potential benefits upon certain terminations that occur in connection with a change in control. The Executive Change in Control Plan provides that, in the event of a qualifying termination, unvested long-term incentive awards that vest and are earned depending on the attainment of certain performance criteria would vest and be earned at the greater of the (i) target performance level or (ii) actual performance measured through the date of the qualifying termination or, in the event of a qualifying termination prior to a change in control, the date of the change in control. The Executive Severance Plan sets uniform benefits levels in the event of a termination of an executive officer without cause other than in connection with a change in control transaction.

Among other things, the agreements and plans specify the effects if the Company terminates a Named Executive Officer without cause, or a Named Executive Officer leaves the Company for good reason, and determines the compensation payable upon such events, as well as payments in connection with a change in control, as follows:

Termination not for cause and not in connection with a change in control

Pursuant to the Letter Agreement with Mr. Adams and the Executive Severance Plan, in the event the Named Executive Officer is terminated without “cause,” the Named Executive Officer generally will be entitled to receive:

•

for Mr. Adams, severance payments equal to the sum of his current base salary plus his annual target bonus multiplied by two, payable in installments over a 24-month period, as well as any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination and a pro-rated annual bonus for the fiscal year in which the termination occurs;

•	for the other Named Executive Officers, severance payments equal to the sum of the officer’s current base salary, payable in installments over a 12-month period;

•	continued participation, with related employer contributions, in the Company’s medical plans for 12 months (24 months in the case of Mr. Adams); and

•

all of the Named Executive Officer’s unvested options and long-term incentive awards granted through the date of termination shall vest or be forfeited, and any such vested awards granted as stock options shall be exercisable in accordance with the terms and conditions set forth in such awards or the plan governing the awards (for Mr. Adams, vested options will be exercisable until the earlier of one year from the termination date or the expiration of the original scheduled term of such options).

“Cause” generally includes each Named Executive Officer’s: willful and continued failure to perform his or her duties following opportunities to cure; conviction of (or pleading guilty or no contest to) a felony or any crime involving moral turpitude; gross misconduct in the performance of his or her employment duties; and breach of any applicable restrictive covenant.

Termination in connection with a change in control

Pursuant to the Letter Agreement with Mr. Adams and the Executive Change in Control Plan, if, within 90 days prior to or two years following a “change in control,” the Named Executive Officer is terminated without cause or resigns for “good reason,” the Named Executive Officer generally will be entitled to receive:

•

for Mr. Adams, severance payments equal to the sum of his current base salary plus his annual target bonus multiplied by two, payable in installments over an 24-month period (or, in a lump sum if the change in control does not meet certain requirements under Internal Revenue Code Section 409A), as well as any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination and a pro-rated annual bonus for the fiscal year in which the termination occurs;

•

for the other Named Executive Officers, severance payments equal to the officer’s current base salary multiplied by 1.5, payable in installments over an 18-month period (or, in a lump sum if the change in control does not meet certain requirements under Internal Revenue Code Section 409A);

•

all of the Named Executive Officer’s unvested options and long-term incentive awards granted through the date of termination shall vest, and all vested options shall be exercisable until the earlier of one year from the termination date or the expiration of the original scheduled term of such options; provided, however, that the limits under the Performance Incentive Plan intended to reduce or eliminate the effects of Internal Revenue Code Sections 280G and/or 4999 will be applied only to the extent that such limits increase the after-tax amount the Named Executive Officer receives;

•

unvested long-term incentive awards that vest and are earned depending on the attainment of certain performance criteria would vest and be earned at the greater of the (i) target performance level or (ii) actual performance measured through the date of the qualifying termination or, in the event of a qualifying termination prior to a change in control, the date of the change in control; and

•	continued participation, with related employer contributions, in the Company’s medical plans for 18 months (24 months in the case of Mr. Adams).

A “change in control” of the Company generally will be deemed to occur when a person acquires more than 50% of the outstanding shares or voting power of Zurn Elkay’s stock; a majority of the board consists of individuals who were not approved by a majority of the incumbent board; or Zurn Elkay engages in a specified business combination or is dissolved. Upon a change in control of the Company, the Named Executive Officers will have the right for a period of two years to leave the Company for “good reason” and receive the amounts set out above. “Good reason” is generally when the scope of a Named Executive Officer’s employment with the Company “negatively and materially” changes; the Named Executive Officer’s salary or target bonus opportunity is materially reduced; or the Named Executive Officer’s principal office is to be relocated more than 50 miles from its present location. In the case of Mr. Adams, good reason also includes the failure by the Company to reelect him to the board.

Other terminations

In addition, under the arrangements, the executives would be entitled to certain benefits upon other termination events as follows:

•

In the event of a termination due to death or disability, Mr. Adams would be entitled to receive any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination and a pro-rated annual bonus for the fiscal year in which the termination occurs; all Named Executive Officers would be entitled to disability insurance benefits or life insurance proceeds under applicable plans; all unvested options and long-term incentive awards granted to Mr. Adams will vest and be exercisable; and for other executives, the executive’s unvested long-term incentive awards will vest or be forfeited, and any vested stock options will be exercisable in accordance with their terms.

•

If the executive terminates his employment without good reason and not in connection with a change in control, then all unvested long-term incentive grants will be forfeited and cancelled, but all vested stock options shall remain exercisable in accordance with their terms.

•

If the Company terminates the executive’s employment without cause and other than for disability, the executive’s long-term incentive grants shall vest or be forfeited in accordance with their terms, and any stock options shall be exercisable in accordance with their terms (but not less than 90 days).

If the Company terminates the executive for cause, no additional benefits would be paid to the executive and all outstanding stock options (vested and unvested), RSUs, PSUs and other long-term incentives would be immediately forfeited and cancelled.

Under the Letter Agreement with Mr. Adams, the Executive Change in Control Plan and the Executive Severance Plan, the Company is also protected from competition by the Named Executive Officers after their employment with the Company would cease. Upon termination, the Named Executive Officers agree to not interfere with the relationships between the customers or employees of Zurn Elkay for two years and one year (two years in the case of Mr. Adams), respectively. In addition, the Named Executive Officers agree that they will not compete with Zurn Elkay over a two-year period following termination and in geographical locations proximate to Zurn Elkay’s operations. Further, the Named Executive Officers have agreed to related confidentiality requirements after the termination of their employment and have agreed to provide a release of claims to the Company.

Other Potential Payments to the Named Executive Officers. In addition, for all officers and employees, including the Named Executive Officers, awards granted under the Performance Incentive Plan have a “double trigger” and, therefore, do not provide for automatic vesting upon a change in control; unless the Compensation Committee makes other arrangements, accelerated vesting will only occur in the event of certain terminations of employment following a change in control, as set forth in the applicable plan. Vesting is also subject to any limitations in the plans intended to reduce or eliminate the effects of Internal Revenue Code Sections 280G and/or 4999 (with such limitations being modified by the arrangements described above).

Potential Benefits Table. The following table sets forth the estimated current value of benefits that could be paid to the Named Executive Officers upon various events of termination or a change in control under Mr. Adams’ Letter Agreement, the Executive Change in Control Plan and the Executive Severance Plan, as well as the terms of other benefits plans available to the Named Executive Officers. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers; the actual amounts would be known only at the time that they become eligible for payment and would be payable only if a termination event or change in control were to occur. The table reflects the amounts that could be payable under the various arrangements if a termination event or change in control had occurred at December 31, 2022, using the provisions of the Letter Agreement with Mr. Adams, the Executive Change in Control Plan and the Executive Severance Plan. In addition, the table does not include certain payments or benefits, such as accrued vacation time, that are generally otherwise available on a non-discriminatory basis to all U.S. salaried employees or that were earned irrespective of the termination and/or the arrangements described above.

Name	Cash ($)	Equity ($)(1)	Pension / Non-Qualified Deferred Compensation ($)(2)	Perquisites / Benefits	Tax Reimbursement	Other	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Termination Due to Death or Disability

Todd A. Adams	$314,063	$14,504,987	—	—	—	—	$14,819,050
Mark W. Peterson	137,500	—	—	—	—	—	137,500
Rodney L. Jackson (3)	—	—	—	—	—	—	—
Michael Troutman	46,906	—	—	—	—	—	46,906
Craig G. Wehr	143,750	—	—	—	—	—	143,750

Termination By the Company Without Cause and Not in Connection with Change in Control

Todd A. Adams	2,324,063	—	—	45,074	—	—	2,369,137
Mark W. Peterson	550,000	—	—	22,537	—	—	572,537
Rodney L. Jackson (3)	—	—	—	—	—	—	—
Michael Troutman	395,000	—	—	22,537	—	—	417,537
Craig G. Wehr	575,000	—	—	22,537	—	—	597,537

Termination By the Company Without Cause, or By the Executive for Good Reason, in Connection with Change in Control

Todd A. Adams	2,324,063	14,504,987	—	45,074	—	—	16,874,124
Mark W. Peterson	825,000	3,927,989	—	33,806	—	—	4,786,795
Rodney L. Jackson (3)	—	—	—	—	—	—	—
Michael Troutman	592,500	682,458	—	33,806	—	—	1,308,764
Craig G. Wehr	862,500	3,819,616	—	33,806	—	—	4,715,922

(1)

If within two years following a change in control, the Company terminates the executive without cause, or the executive resigns for good reason, all unvested equity awards will become vested upon such termination. Unvested long-term incentive awards that vest and are earned depending on the attainment of certain performance criteria, such as PSUs, would vest and be earned at the greater of the (i) target performance level or (ii) actual performance measured through the date of the qualifying termination or, in the event of a qualifying termination prior to a change in control, the date of the change in control. Pursuant to the arrangements, upon a termination other than in connection with a change in control, equity awards and long-term incentives may not be subject to accelerated vesting; however, all unvested options and long-term incentive awards granted to Mr. Adams will vest in the event of his death or disability.

With respect to options, the amount shown represents the difference in value of the outstanding unvested options between their exercise price and the $21.15 per share closing price of the Company’s common stock on the NYSE on the last trading day of fiscal 2022 (underwater options, if any, are shown as $0). With respect to RSUs, the amount shown represents the value of the unvested RSUs based on the closing price on the NYSE on the last trading day of fiscal 2022. With respect to PSUs, the amount shown represents the value of the unvested PSUs at the greater of target or where actual performance was tracking as of the end of fiscal 2022 based on the closing price on the NYSE on the last trading day of fiscal 2022. The amount does not include the value of any awards that have already vested at fiscal year end, even though the Named Executive Officer could receive the value of those awards in connection with a termination, along with other already-earned compensation.

(2)

Mr. Wehr is a vested participant in the Pension Plan and, therefore, he (or his beneficiary) is entitled to receive payments pursuant to the Pension Plan upon his death, disability or otherwise upon reaching retirement age. However, such benefits are not increased due to any of the events stated in this table. See the “Pension Benefits” table above. All executive officers are eligible to participate in the Deferred Plan. Benefits under the Deferred Plan are not increased, nor is vesting accelerated, as a result of any of the reported events of termination of employment, although in certain circumstances the distribution of amounts otherwise due may be made at an earlier date. See “Nonqualified Deferred Compensation” above.

(3)

Mr. Jackson’s employment with the Company ended effective February 17, 2023. Pursuant to an Agreement and General Release, Mr. Jackson will receive cash payments equal to $410,000, and certain other benefits. The Agreement and General Release also provides for a release of any claims.

Under the arrangements described above, upon other events of termination (e.g., voluntary resignation, retirement), the Named Executive Officers would receive a payment for accrued salary and bonus, as well as the right to the value of already vested equity awards, both of which are generally available on a non-discriminatory basis to all other U.S. salaried employees, and would not receive any other payments or benefits that are generally not available on a non-discriminatory basis to all other U.S. salaried employees. Further, if the Company terminates the executive for cause, no additional benefits would be paid to the executive and all vested and unvested stock options, unvested RSUs and PSUs, and other unvested long-term incentives would be immediately forfeited and cancelled.

PAY RATIO DISCLOSURE

In accordance with Item 402(u) of Regulation S-K, the Company is providing the following information for fiscal 2022:

•	Median of annual compensation of all employees worldwide excluding the CEO – $ 52,673

•	Annual total compensation of the CEO – $1,420,254

•	Ratio of CEO annual total compensation to median employee compensation – 27:1

As a result of certain changes in the Company’s employee population during 2022, the Company prepared a new reasonable estimate of the median employee from a compensation perspective by collecting cash compensation (salary and cash bonuses) for the period from November 1, 2021, through October 31, 2022, for all employees worldwide who were employed by the Company as of October 31, 2022 (the “determination date”). For those employees compensated in foreign currencies, exchange rates at year-end were used to convert their compensation into U.S. dollars. To determine the ratio disclosed above, the Company calculated the median employee’s compensation for fiscal 2022 in accordance with the rules applicable to the compensation elements included in the Summary Compensation Table and compared such compensation to the compensation reported in the Summary Compensation Table for our CEO.

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”
The table below provides compensation for our principal executive officer and our named executive officers calculated under the regulations. Company total stockholder return, as well as the return of our total stockholder return comparator group, the S&P 1500 Industrials index, is also provided. Financial performance is provided for the required net income measure
, as
well as our company selected metric, adjusted EBITDA.

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs	Value of Initial Fixed $100 Investment— Total Stockholder Return	Value of Initial Fixed $100 Investment— Peer Group Total Stockholder Return	Net Income ($M)	Adjusted EBITDA ($M)
	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$1,420,254	(5,887,343)	1,364,195	160,294	179	142	61.7	264.6
2021	16,770,337	56,830,353	2,665,317	7,484,820	305	152	120.9	195.8
TP	8,729,058	18,023,901	2,053,445	3,644,944	159	124	118.2	307.5
2020	6,932,834	6,166,486	1,472,364	1,426,142	90	80	165.7	460.2

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Adams for each corresponding year in the “Total” column of the Summary Compensation Table included above in “Executive Compensation – Executive Compensation Tables – Summary Compensation Table.”

(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Adams, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid t
o Mr
. Adams during the applicable period. The adjustments required by Item 402(v) of Regulation
S-K
to Mr. Adams’s total compensation for each year reported in the Summary Compensation Table, are set forth below in the PEO Compensation Actually Paid table.

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Adams, who has served as our Chief Executive Officer since 2009) in the “Total” column of the Summary Compensation Table in each applicable year. The NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for fiscal 2022, Mark W. Peterson, Rodney L. Jackson, Michael D. Troutman and Craig G. Wehr; (ii) for fiscal 2021, Mark W. Peterson, Rodney L. Jackson, Michael D. Troutman, Craig G. Wehr and Kevin J. Zaba; (iii) for the Transition Period, Mark W. Peterson, Kevin J. Zaba, George J. Powers and Craig G. Wehr; and (iv) for fiscal 2020, Mark W. Peterson, Kevin J. Zaba, George J. Powers and Craig G. Wehr.

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Adams), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Adams) during the applicable year. As required by Item 402(v) of Regulation
S-K,
the average total compensation for the NEOs as a group (excluding Mr. Adams) for each year was adjusted as set forth in the
Non-PEO
NEO Compensation Actually Paid table below, using the same methodology described above in Note 2.

6
5

(5)
Total Stockholder Return is calculated by dividing the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and at the beginning of the measurement period by (ii) the Company’s share price at the beginning of the measurement period.

(6)	Peer Group Total Stockholder Return is calculated in substantially the manner described in Note 5, based on the S&P 1500 Industrials Index.

(7)
Includes net income generated by our Process and Motion Control business prior to the spin-off
of that business on October 4, 2021, and net income generated by Elkay Manufacturing Company, following its acquisition by the Company on July 1, 2022.

(8)
Adjusted EBIDTA is defined as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock-based compensation expense, other (income) expense, LIFO (income) expense, unbudgeted acquisitions and other nonrecurring items translated at constant currency as used for internal management reporting. While we use other financial and non-financial
performance measures for the purpose of evaluating performance for our compensation programs, we have determined that Adjusted EBITDA is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to Company performance. Adjusted EBITDA includes adjusted EBITDA generated by our Process and Motion Control business prior to the spin-off
of that business on October 4 and adjusted EBITDA generated by Elkay Manufacturing Company, following its acquisition by the Company on July 1, 2022.

Adjustment Tables PEO Compensation Actually Paid (1)
Year	Reported Summary Compensation Table Total for PEO	Less Reported Value of Equity Awards	Plus Equity Award Adjustments	Less Reported Change in the Actuarial Present Value of Pension Benefits	Plus Pension Benefit Adjustments	Compensation Actually Paid to PEO
		(2)	(3)	(4)	(4)	(1)
2022	$1,420,254	—	(7,307,597)	n/a	n/a	(5,887,343)
2021	16,770,337	11,920,040	51,980,056	n/a	n/a	56,830,353
TP	8,729,058	6,250,001	15,544,844	n/a	n/a	18,023,901
2020	6,932,834	4,200,003	3,433,654	n/a	n/a	6,166,486

(1)	Calculated as required by Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Adams during the applicable period.

(2)	The reported value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

(3)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end
fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value

6
6

at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. These equity award adjustments are set forth in the PEO Equity Award Adjustments table below.

(4)	Mr. Adams is not a participant in any Company pension plan.
PEO Equity Award Adjustments

Year	Fair Value of Outstanding and Unvested Equity Granted in Fiscal year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2022	—	(6,972,453)	—	(335,144)	—	—	(7,307,597)
2021	16,642,444	703,822	—	34,633,790	—	—	51,980,056
TP	9,671,329	3,848,236	—	2,025,280	—	—	15,544,844
2020	3,462,305	(748,280)	—	719,630	—	—	3,433,654
Non-PEO
NEO Compensation Actually
Paid
(1)

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Less Average Reported Value of Equity Awards (2)	Plus Average Equity Award Adjustments (3)	Less Average Reported Change in the Actuarial Present Value of Pension Benefits (4)	Plus Average Pension Benefit Adjustments (4)	Average Compensation Actually Paid to Non-PEO NEOs (1)
2022	1,364,195	750,006	(458,725)	—	4,830	160,294
2021	2,665,317	1,631,999	6,459,081	10,453	2,873	7,484,820
TP	2,053,445	1,183,758	2,794,367	21,538	2,428	3,644,944
2020	1,472,364	632,513	588,181	3,983	2,092	1,426,142

(1)	Calculated as required by Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the NEOs during the applicable period.

(2)
The average reported value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the non-PEO
NEOs for the applicable year.

(3)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end
fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the same applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. These equity award adjustments are set forth in the
Non-PEO
NEO Equity Award Adjustments table below.

(4)	Only Mr. Wehr participates in a pension plan.
Non-PEO
NEO Equity Award Adjustments

Year	Fair Value of Outstanding and Unvested Equity Granted in Fiscal Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments	Average Equity Award Adjustments
2022	2,027,820	(3,425,538)	—	(437,183)	—	—	(1,834,901)	(458,725)
2021	8,651,393	366,978	—	23,277,036	—	—	32,295,407	6,459,081
TP	7,071,679	2,638,149	—	1,467,641	—	—	11,177,469	2,794,367
2020	2,423,670	(530,075)	—	459,131	—	—	2,352,726	588,181
Most Important Pay Measures
As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a pay-for-performance
philosophy. The metrics that the Company uses for both long-term and short-term incentive awards are selected to incentivize our NEOs to achieve critical business goals that translate into long-term value creation for our stockholders. The most important financial performance measures used by the Company to link executive compensation actually paid for the most recently completed fiscal year to the Company’s performance are as follows:

1.	Adjusted EBITDA
2.	Free Cash Flow
3.	Net Income
Analysis of the Information Presented in the Pay Versus Performance Table
As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a pay-for-performance
philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay Versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation
S-K)
for a particular year. In accordance with Item 402(v) of Regulation
S-K,
the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.
Relationship of PEO and Average
Non-PEO
NEO Compensation Actually Paid to Total Stockholder Return
As demonstrated by the following graph, the amount of compensation actually paid to Mr. Adams and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Adams) is aligned with the Company’s cumulative Total Stockholder Return (TSR) over the four years presented in the table. The alignment of compensation actually paid with the Company’s cumulative TSR over the period presented is largely because a significant portion of the compensation actually paid to Mr. Adams and to the other NEOs is comprised of equity awards. As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” the Company structures NEO compensation so that a meaningful portion is variable and based on the financial performance of the Company or one of its specific businesses, segments or departments.

•
Through the reporting periods above, the movement of both the compensation actually paid to the PEO (PEO CAP) and average compensation actually paid to non-PEO
NEOs (average NEO CAP) track with Zurn Water Solutions TSR (which outperformed the peer group TSR cumulatively).

•
For the Transition Period, PEO CAP increased from $6.2M in fiscal 2020 to $18.0M, and average NEO CAP increased from $1.4M in fiscal 2020 to $3.6M. During that same time, the value of an initial $100 investment in Zurn Water Solutions common stock increased from $90 to $159 and the peer group $100 initial investment increased from $80 to $124.

•
For fiscal 2021, PEO CAP increased from $18.0M in the Transition Period to $56.8M, and average NEO CAP increased from $3.6M in the Transition Period to $7.5M. During this same period, there is a correlating increase in the initial $100 investment in Zurn Water Solutions common stock from $159 to $305, and the peer group $100 initial investment increased from $124 to $152.

•
For fiscal 2022, PEO CAP decreased from $56.8M in fiscal 2021 to ($5.9M), and average NEO CAP decreased from $7.5M to $16M. During this same period, there is a correlating decrease in the initial $100 invested in Zurn Water Systems common stock from the high of $305 to $179, and a modest reduction in peer group initial $100 invested from $152 to $142.

Relationship of PEO and Average
Non-PEO
NEO Compensation Actually Paid to Net Income
As set forth above, the amount of compensation actually paid to Mr. Adams, calculated in accordance with Item 402(v) of Regulation
S-K
(PEO CAP), and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Adams), calculated in accordance with Item 402(v) of Regulation
S-K
(average NEO CAP), does not bear a consistent relationship to net income over the four years presented in the table largely driven by transactions that took place during the period (RMT Transaction, Elkay Transaction). For the Transition Period, net income decreased 29% compared to fiscal 2020, while PEO CAP and average NEO CAP increased 192% and 155%, respectively. For fiscal 2021, net income increased 2%, while PEO CAP and average NEO CAP increased 215% and 105%, respectively. Prior to the
Spin-Off
Transaction in October 2021, our results of operations included the operations of our Process & Motion Control business. For fiscal 2022, net income decreased 49%, while PEO CAP and average NEO CAP decreased 110% and 98%, respectively. Our results of operations in fiscal 2022 included the results of Elkay Manufacturing Company, which we acquired in July 2022.

Relationship of PEO and Average
Non-PEO
NEO Compensation Actually Paid to Adjusted EBITDA
As set forth above, the amount of compensation actually paid to Mr. Adams, calculated in accordance with Item 402(v) of Regulation
S-K
(PEO CAP), and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Adams), calculated in accordance with Item 402(v) of Regulation
S-K
(average NEO CAP), does not bear a consistent relationship to Adjusted EBITDA over the four years presented in the table largely driven by transactions that took place during the period (RMT Transaction, Elkay Transaction). For the Transition Period, Adjusted EBITDA decreased 33% compared to fiscal 2020, while PEO CAP and average NEO CAP increased 192% and 155%, respectively. For fiscal 2021, Adjusted EBITDA decreased 36% compared to the Transition Period, while PEO CAP and average NEO CAP increased 215% and 105%, respectively. Prior to the
Spin-Off
Transaction in October 2021, our results of operations included the operations of our Process & Motion Control business. For fiscal 2022, Adjusted EBITDA increased 35% compared to fiscal 2021, while PEO CAP and average NEO CAP decreased 110% and 98%, respectively. Our results of operations in fiscal 2022 included the results of Elkay Manufacturing Company, which we acquired in July 2022.

COMPENSATION AND RISK

The Compensation Committee regularly reviews the risk associated with the Company’s compensation programs. As part of this process, the Compensation Committee reviewed a risk assessment conducted by WTW during fiscal 2022 that was based on Zurn Elkay programs and management practices. After review and discussion of the findings, the Committee discussed and agreed with WTW’s finding that Zurn Elkay’s programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

As described in more detail above, our compensation program is composed of elements that are generally paid on a current or short-term basis (such as base salaries and annual performance-based awards) and elements that are generally paid out on a longer-term basis (such as long-term equity incentives and retirement benefits). We believe this balanced approach of short-term and long-term elements allows us to achieve our compensation objectives of attracting and retaining top executives, creating a pay-for-performance culture and emphasizing long-term value creation for us and our stockholders without encouraging unreasonable risk taking.

OTHER INFORMATION

We expect to hold our 2024 annual meeting of stockholders on May 2, 2024. Under Rule 14a-8 under the Securities Exchange Act of 1934 (the “Securities Exchange Act”), the Corporate Secretary must receive a stockholder proposal no later than November 23, 2023, in order for the proposal to be considered for inclusion in our proxy material for the 2024 annual meeting. To otherwise bring a proposal or nomination before the 2024 annual meeting, you must comply with our bylaws. Currently, our bylaws require written notice to the Corporate Secretary between December 6, 2023, and January 5, 2024. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which stockholder action may be sought. If we receive your notice before December 6, 2023, or after January 5, 2024, then your proposal or nomination will be untimely. In addition, your proposal or nomination must comply with the procedural provisions of our bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. In addition, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Zurn Elkay nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 5, 2024. Should the board nevertheless choose to present your proposal, the named proxies will be able to vote on the proposal using their best judgment.

The address of the Corporate Secretary is:

Zurn Elkay Water Solutions Corporation

Attn: Jeffrey J. LaValle

511 W. Freshwater Way

Milwaukee, Wisconsin 53204

A copy (without exhibits) of Zurn Elkay’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2022, will be provided without charge to each record or beneficial owner of shares of Zurn Elkay’s common stock as of the Record Date on the written request of that person directed to: Investor Relations, Zurn Elkay Water Solutions Corporation, 511 W. Freshwater Way, Milwaukee, Wisconsin 53204. See also page 1 of this Proxy Statement. In addition, copies are available on Zurn Elkay’s Investor Relations website at investors.zurn-elkay.com.

By order of the Board of Directors

Jeffrey J. LaValle
Vice President, General Counsel and Secretary

Milwaukee, Wisconsin

March 23, 2023

ANNUAL MEETING OF STOCKHOLDERS OF

To Be Held At:

511 W. Freshwater Way

Milwaukee, Wisconsin 53204

May 4, 2023

9:00 a.m. Central Time

PROXY VOTING INSTRUCTIONS

INTERNET - Access www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the webpage.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or call 1-718-921-8500 from other countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online or by phone until 11:59 p.m. Eastern Time the day before the meeting date.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The notice of meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17558

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet prior to the meeting.   i

⬛	20230300000000000000 4	072215

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors.			FOR	AGAINST	ABSTAIN
NOMINEES: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	¡ Thomas D. Christopoul ¡ Emma M. McTague ¡ Peggy N. Troy	2. Advisory vote to approve the compensation of Zurn Elkay’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” in the Proxy Statement.	☐	☐	☐
		3. Ratification of the selection of Ernst & Young LLP as Zurn Elkay’s independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐

In their discretion, the proxies are authorized to vote on any other business as may properly come before the Annual Meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no instructions are specified, this proxy will be voted “FOR” each of the nominees for director listed in Proposal 1, and “FOR” Proposals 2 and 3.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

☐

ZURN ELKAY WATER SOLUTIONS CORPORATION

511 W. Freshwater Way

Milwaukee, Wisconsin 53204

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Todd A. Adams, Mark W. Peterson and Jeffrey J. LaValle, and each of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Zurn Elkay Water Solutions Corporation held of record by the undersigned as of the close of business on March 6, 2023, at the Annual Meeting of Stockholders to be held on May 4, 2023, at 9:00 a.m. Central Time, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

1.1	14475